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                                                                 Exhibit (10)(i)



                           RECAPITALIZATION AGREEMENT

         Recapitalization Agreement, dated as of October 14, 1997 (hereinafter "Agreement"), among BORDEN, INC., a New Jersey corporation ("Borden"), BORDEN DECORATIVE PRODUCTS HOLDINGS, INC., a Delaware corporation and an indirect wholly owned subsidiary of Borden ("BDPH"), and BDPI HOLDINGS CORPORATION, a Delaware corporation ("MergerCo").


                              W I T N E S S E T H:

         WHEREAS, BDH One, Inc. ("BDH One"), a Delaware corporation, and certain members of management of BDPH ("BDPH Management") (collectively, the "Stockholders"), own all of the issued and outstanding shares of capital stock of BDPH;
         WHEREAS, Borden and certain of its direct and indirect subsidiaries are presently engaged in the business of the development, production, marketing, distribution and sale of certain paper and vinyl decorative surface products and coordinating fabrics and accessories for residential, commercial and industrial applications (the "Products") primarily in North America, the United Kingdom and the Far East (which business, which does not include the commercial wallcoverings and industrial decorative products businesses of Borden's Columbus Coated Fabrics division or Borden's Orchard division (including The Orchard Company), is hereinafter referred to as the "Business");
         WHEREAS, the parties desire Borden to cause a newly formed unlimited liability company organized under the laws of Nova Scotia, Canada (the "BDPH Canadian


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Subsidiary"), that is a wholly owned subsidiary of Borden Company Limited, a company organized under the laws of Canada ("BCL" or the "Asset Seller"), subject to the terms and conditions of this Agreement, to own certain of the assets and assume certain of the liabilities of BCL as provided in Article 2 hereof (such transfer, the "Asset Transfer");
         WHEREAS, immediately following the Asset Transfer, Borden will cause BCL to transfer all of the capital stock of the BDPH Canadian Subsidiary to BDPH (the "Stock Transfer");
         WHEREAS, immediately after the Stock Transfer, MergerCo and BDPH intend to effect the merger of MergerCo with and into BDPH (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the provisions of this Agreement, pursuant to which each share of common stock, par value $0.01 per share, of BDPH (the "BDPH Common Stock"), and each share of preferred stock, par value $0.01 per share, of BDPH (the "BDPH Preferred Stock" and, together with the BDPH Common Stock, the "BDPH Capital Stock"), issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 3.2) will be converted, retained or cancelled as set forth in Article 4 hereof; and
         WHEREAS, it is intended that the Merger be accounted for as a recapitalization for financial reporting purposes.
         NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, each of the parties, intending to be legally bound, hereby agrees as follows:




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1.       [Intentionally Omitted]
2.       OWNERSHIP OF ASSETS AND ASSUMPTION OF LIABILITIES
         2.1      Transfer of Assets
         Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date and immediately prior to the Merger, Borden shall cause BCL to assign, transfer, convey and deliver to the BDPH Canadian Subsidiary and the BDPH Canadian Subsidiary shall acquire all of the assets, rights, properties, claims, contracts and business of BCL which are principally utilized or held for use in the Business, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located other than (i) the stock or assets of BDPH and the direct and indirect subsidiaries of BDPH (such companies, which for purposes of Article 6 only shall be deemed to exclude the BDPH Canadian Subsidiary, the "Decorative Products Companies") and (ii) the Excluded Assets described in Section 2.3 hereof (such assets, the "Acquired Assets"; and together with the assets of the Decorative Products Companies, the "Assets"). As of the Closing, risk of loss as to the Acquired Assets shall pass from the Asset Seller to the BDPH Canadian Subsidiary.
         2.2      Acquired Assets
         Without limiting the generality or effect of the first sentence of
Section 2.1, the Acquired Assets include the following assets of BCL subject in each case to the limitations set forth in clauses (i) and (ii) of Section 2.1(a) hereof:
                  (a) Real Property. All Real Property (as defined in Section 6.7(b)) described or required by the terms hereof to be described on Part I of
Schedule 6.7(b) hereto, including all Facilities (as defined in Section 6.7(b)) thereon, and all buildings, improvements,



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fixtures, easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads and appurtenances pertaining to or accruing to the benefit of such property, in each case subject to the exceptions described on Schedule 6.7(a) hereto.
                  (b) Machinery and Equipment. All machinery, equipment and other items of personal property which are located at the Facilities on the Closing Date or otherwise principally related to the Business (the "Machinery") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Machinery.
                  (c) Intangible Property.
                      (i) Patent Rights. All right, title and interest including, without limitation, any causes of action in respect thereof in the Patent Rights (as defined in Section 6.10(a)) described or required by the terms hereof to be described on Part I of Schedule 6.10(a) hereto;
                      (ii) Trademark Rights. All right, title and interest including, without limitation, any causes of action in respect thereof in the Trademark Rights (as defined in Section 6.10(b)) described or required by the terms hereof to be described on Part I of Schedule 6.10(b) hereto;
                    (iii) Copyrights. All right, title and interest including, without limitation, any causes of action in respect thereof in the Copyright Rights (as defined in Section 6.10(c)) described or required by the terms hereof to be described on Part I of Schedule 6.10(c) hereto;
                      (iv) Technology. All right, title and interest including, without limitation, any causes of action in respect thereof in the Technology
(as defined in Section 6.10(a)); and



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                      (v) Business Information. All written or electronic
business information, management systems and books, records and other information relating principally to the operation of the Business, including, but not limited to, any of the foregoing contained in the information systems listed on Schedule 2.3(e) and advertising, marketing and sales programs, business and strategic plans, supplier and employee information and customer lists.
                  (d) Contracts. All Contracts (as defined in Section 6.8(a)) to which BCL is a party or by which BCL is bound.
                  (e) Permits. All Permits (as defined in Section 6.14) which relate principally to the Business.
                  (f) Inventories. The finished products (other than finished products that have been billed and are being held for customers' accounts) principally related to the Business and owned by BCL on the Closing Date and all work-in-process, raw materials and packaging materials used in connection therewith, principally related to the Business and owned by BCL on the Closing Date.
                  (g) Receivables. All accounts receivable and other receivables of BCL in existence on the Closing Date (whether or not billed) to the extent related to the operations of the Business (the "Receivables").
                  (h) Related Assets. Rights arising in respect of or other assets constituting prepaid expenses as of the Closing to the extent relating to the Acquired Assets or the Business.
                  (i) Other Assets. All other assets of the Business (i) included or reflected in (A) the Financial Statements (as defined in Section 6.5), to the extent still in existence on the Closing Date or (B) the Closing Balance Sheet (as defined in Section 5.2(b)) including, in



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each case, the notes thereto, excluding the Excluded Assets (as defined in
Section 2.3) or (ii) owned or held by Borden or any of its affiliates and used principally in the Business.
         2.3 Excluded Assets
         It is expressly agreed that BCL will retain and the BDPH Canadian Subsidiary will not acquire the following assets (the "Excluded Assets"):
                  (a) Non-Acquired Assets. Any assets utilized by BCL principally in connection with businesses other than the Business or used by BCL at plants or distribution facilities which are not owned or used by BCL principally in the operation of the Business as generically described on
Schedule 2.3(a).
                  (b) Cash and Cash Equivalents. Cash and cash equivalents, including, without limitation, bank deposits, investments in so-called "money market" funds, commercial paper funds, certificates of deposit, Treasury Bills and accrued interest thereon ("Cash"), except to the extent arising out of any Receivable or other asset reflected in the Closing Net Working Capital and except for petty cash on hand at any of the Facilities and cash and cash equivalents arising out of or under any Asset following the Closing.
                  (c) Tax Refunds. Any refunds or credits for (including interest thereon or claims therefor) Taxes (as defined in Section 6.12) relating to the ownership of the Acquired Assets and the conduct of the Business prior to the Closing, other than any Taxes assumed by MergerCo pursuant to Section 15.3 or for which any Decorative Products Company is directly liable.
                  (d) Insurance Contracts. Except as expressly provided in
Section 8.19, any contracts of insurance in respect of the Business; and any reimbursement for, or other benefit associated with prepaid insurance, and any rights associated with any prepaid expense for



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which BDPH will not receive the benefit after the Closing Date, including without limitation any insurance proceeds with respect to events occurring prior to the Closing Date to the extent BCL assumes or retains the cost of any such event or indemnifies BDPH with respect to such event, provided, however, that nothing herein will affect the rights of BDPH (as an additional insured or otherwise) or any Decorative Products Company under any such insurance after the Closing.
                  (e) Excluded Information Systems. Subject to Section 2.2(c)(v), the information systems of the Business identified in Schedule 2.3(e).
                  (f) Employee Benefit Assets. Assets relating to the Benefit Plans (as defined in Section 6.13(b)) to the extent provided in Section 8.7.
                  (g) Transferred or Disposed Assets. Any assets transferred or otherwise disposed of by BCL in the ordinary course of the Business prior to the Closing and in accordance with this Agreement.
                  (h) Borden Name and Borden Trademarks. (i) All corporate trademarks, servicemarks, trade names and logos owned by the Asset Seller incorporating the word "Borden" or trade dress and logos used in connection therewith; (ii) any translations, adaptations, derivations or combinations of any of the items indicated in (i); and (iii) all goodwill associated with any of the items indicated in (i) and (ii), except as otherwise provided in Section 8.6 or the License Agreement.



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         2.4 Assumed Liabilities
         On the terms and subject to the conditions hereof, as of the Closing Date, Borden shall cause the BDPH Canadian Subsidiary to assume and agree to pay, perform and discharge when due, all liabilities and obligations whatsoever, other than Excluded Liabilities (as defined below), of BCL arising principally out of or pertaining principally to the Business or the Acquired Assets whether arising before or after the Closing, and whether known or unknown, fixed or contingent, to the extent the same are unpaid, undelivered or unperformed on the Closing Date, including, but not limited to, any such liability or obligation of a type listed below (the "Assumed Liabilities"):
                  (a) all liabilities of BCL principally related to the Business and included in (i) the Financial Statements, to the extent they are still in existence on the Closing Date, and (ii) the Closing Balance Sheet;
                  (b) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations but only to the extent principally arising out of or principally related to the Business or the Acquired Assets;
                  (c) all liabilities for claims, but only to the extent principally relating to the Business under BCL's self-insurance arrangements;
                  (d) all obligations and liabilities of BCL under the Contracts, Leased Real Property (as defined in Section 6.7(b)) and Permits relating principally to the Business;
                  (e) all obligations and liabilities of BCL for Product returns, replacements or allowances or warranty given in the ordinary course of business to the customers of the Business;



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                  (f) any obligations and liabilities of BCL for trade promotion programs (including, without limitation, trade allowance programs), rebates, coupons, non-coupon consumer promotions (including, without limitation, sweepstakes) and other marketing programs and commitments principally relating to the Business;
                  (g) all workers' compensation, product liability, automobile liability and general liability claims of BCL relating principally to the Business which occurred prior to the Closing Date, or any incident arising prior to the Closing Date which results in any such claims after the Closing Date;
                  (h) all obligations and liabilities of BCL arising as a result of at any time being the owner or occupant of, or the operator of the activities conducted at, any of the Facilities, including all such obligations and liabilities relating to personal injury, property damage and Environmental Liability (as defined in Section 6.16); and
                  (i) all obligations and liabilities for which MergerCo or BDPH is expressly responsible under Sections 8.7, 12 and 15.3 hereof.
         2.5 Excluded Liabilities
         It is expressly agreed that BCL shall retain and the BDPH Canadian Subsidiary shall not assume any of the following liabilities or obligations (the "Excluded Liabilities"):
                  (a) all obligations and liabilities principally arising out of or relating to (i) the Excluded Assets, (ii) any business other than the Business, (iii) any property other than the Facilities, and (iv) any product other than the Products;
                  (b) all liabilities or obligations of BCL that do not arise out of or are not principally related to the Business or the Acquired Assets;



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                  (c) all obligations and liabilities of BCL retained pursuant to Sections 8.7, 12 and 15.3 hereof and all obligations and liabilities under the Benefit Plans expressly assumed or retained by the Asset Seller or any other affiliate of Borden pursuant to Section 8.7 hereof or in respect of Taxes for which Borden is or remains responsible hereunder;
                  (d) all obligations and liabilities for Taxes owed by BCL in respect of the Business for which BCL is responsible pursuant to Section 12 hereof;
                  (e) all obligations and liabilities arising out of those liabilities specifically set forth on Schedule 2.5(e);
                  (f) all obligations and liabilities under or relating to Acquired Assets that cannot be assigned to BDPH;
                  (g) all obligations and liabilities incurred by BCL after the Closing Date; and
                  (h) any other obligations and liabilities which BCL or Borden has expressly assumed or retained pursuant to this Agreement.
         2.6 Certain Definitions. For purposes of this Agreement, the term or phrase "principally" or "principally related to" and similar phrases refers to an asset or liability, as the case may be, that primarily is used in or primarily arises out of the Business and is not primarily used in or does not primarily arise out of any other business of BCL or Borden other than the Business or the businesses of BCL or Borden generally.



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3.       THE MERGER
         3.1      The Merger
         Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date and immediately after the consummation of the Asset Transfer, MergerCo shall be merged with and into BDPH in accordance with the DGCL. Upon the Effective Time of the Merger (as defined below), the separate existence of MergerCo shall cease, and BDPH shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name "Royal Wall Fashions, Inc." or such other name as MergerCo may designate prior to the Closing and may be reflected in the Certificate of Merger (as defined below). After the Closing, all references in this Agreement to "MergerCo" shall mean "BDPH", as successor by merger.
         3.2      Effective Time of the Merger
         On the Closing Date, immediately after the consummation of the Asset Transfer, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as MergerCo and BDPH shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").



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         3.3      Effects of the Merger
         The Merger shall have the effects set forth in the applicable provisions of the DGCL, including without limitation, that BDPH will succeed to all rights and obligations of MergerCo under the Transaction Documents (as defined in Section 6.2).
         3.4      Certificate of Incorporation; By-Laws; Purposes
                  (a) At the Effective Time of the Merger, and without any further action on the part of BDPH or MergerCo, the Certificate of Incorporation of BDPH, as in effect immediately prior to the Effective Time of the Merger, shall be the certificate of incorporation of the Surviving Corporation following the Merger until thereafter further amended as provided therein and under the DGCL except that Article First thereof will be amended to read as follows: "The name of the Corporation is Royal Wall Fashions, Inc." (or such other name as may be designated by MergerCo pursuant to Section 3.1.) and except that, upon action of the Board of Directors of the Surviving Corporation, the certificate of incorporation of MergerCo may be substituted therefor, with such name change.
                  (b) At the Effective Time of the Merger, and without any further action on the part of BDPH or MergerCo, the By-laws of MergerCo as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein and under the DGCL.
         3.5      Directors
         The directors of MergerCo at the Effective Time of the Merger and/or such other persons as may be designated by MergerCo shall be the directors of the Surviving Corporation following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



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         3.6      Officers
         The officers of MergerCo at the Effective Time of the Merger shall be the officers of the Surviving Corporation following the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
4.       EFFECT OF THE MERGER ON THE CAPITAL
         STOCK OF BDPH AND MERGERCO
         4.1      Effect on Capital Stock
         As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of BDPH, MergerCo or any holder of any shares of BDPH Capital Stock or any shares of capital stock of MergerCo:
                  (a) Common Stock of MergerCo. All of the shares of common stock of MergerCo issued and outstanding immediately prior to the Effective Time of the Merger shall be converted in the Merger into 5,284,375 shares of BDPH Common Stock; provided that such number shall be reduced on a share for share basis for each share of BDPH Common Stock, if any, held by Collins & Aikman Products Co. ("C&A") as of the close of business on the Closing Date.
                  (b) Conversion (or Retention) of BDPH Common Stock. Except as otherwise provided herein and subject to Section 4.2(e), all shares of BDPH Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares cancelled pursuant to Section 4.1(e) and Dissenting Shares) shall be converted into the right to receive the following (the "Common Stock Merger Consideration") as follows:
                  (i)(A) 653,125 shares in aggregate of BDPH Common Stock shall each be converted into the right to retain one fully paid and non-assessable share of BDPH



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         Common Stock following the Merger (such retained shares, in the aggregate, the "Retained Shares"); and (B) all remaining shares of BDPH Common Stock shall be converted into cash from BDPH following the Merger in an amount equal to the Per Share Consideration (as calculated by Borden in accordance with Exhibit I) (such cash consideration in the aggregate, the "Cash Merger Consideration").
                  (ii) the right to retain Retained Shares and to receive Cash Merger Consideration in the Merger shall each be allocated among the holders of BDPH Common Stock on a consistent basis pro rata to the number of shares of BDPH Common Stock which the holders of shares of BDPH Common Stock held immediately prior to the Merger.
                  (c) Conversion of Preferred Stock of BDPH. Shares of BDPH Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall each be converted into the right to receive the Liquidation Preference (as defined in the Borden Decorative Products MergerCo, Inc. Certificate of Designations, as adopted on May 30, 1996) equal to the original per share liquidation preference of $25.00, plus, if and to the extent applicable, all accrued and unpaid dividends, whether or not declared. The aggregate amount of merger consideration payable in connection with the conversion of the Preferred Stock may be referred to as the "Preferred Stock Merger Consideration" and together with the aggregate Common Stock Merger Consideration may be referred to as the "Merger Consideration".
                  (d) [Intentionally omitted]
                  (e) Cancellation of Treasury Stock and MergerCo Owned BDPH Capital Stock. Each share of BDPH Capital Stock that is owned by BDPH or by any subsidiary of



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BDPH or each share of BDPH Capital Stock that is owned by MergerCo shall automatically be cancelled and retired and shall cease to exist, and no cash, share of BDPH Capital Stock or other consideration shall be delivered or deliverable in exchange therefor.
                  (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of BDPH Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by each holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of BDPH Common Stock following the Merger (but shall have the rights set forth in Section 262 of the DGCL (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share held by such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this
Section 4.1.
                  (g) Cancellation and Retirement of BDPH Capital Stock. As of the Effective Time of the Merger, all shares of BDPH Capital Stock (other than shares referred to in Sections 4.1(b)(i)(A) and 4.1(f)) issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of BDPH Capital Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration, including cash in lieu of fractional shares of BDPH Common Stock following the Merger, to



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be issued or paid in consideration upon surrender of such certificate in accordance with Section 4.2.
         4.2      Exchange of Certificates
                  (a) At or prior to the Effective Time, Borden, in its own right to the extent entitled to payment and as exchange and disbursing agent for its subsidiaries and BDPH Management, shall establish a separate bank account in which the aggregate amount of the Merger Consideration, as well as the other elements of the Aggregate Consideration, will be deposited (the "Disbursing Account"). As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of BDPH Capital Stock shall, upon surrender to Borden of such certificate or certificates and acceptance thereof by Borden, be entitled to a certificate or certificates representing the number of full shares of BDPH Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of BDPH Capital Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. Borden shall accept such certificates upon compliance with such reasonable terms and conditions as Borden may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any certificate for such retained BDPH Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for BDPH Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the BDPH or its transfer agent any transfer or other taxes required by reason of the issuance of



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certificates for such retained BDPH Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of BDPH or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each certificate for shares of BDPH Capital Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 4.1. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of retained BDPH Common Stock, and Borden shall retain any amounts earned or funds in the Disbursing Account and any amounts or securities to which a holder of Dissenting Shares ceases to be entitled. Notwithstanding the foregoing, none of BDPH, Borden or any other party hereto shall be liable to a holder of shares of BDPH Capital Stock for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property laws.
                  (b) The right of any holder of a certificate representing BDPH Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any required Tax withholding obligation.
                  (c) Promptly after the Effective Time, Borden shall make available to BDPH shareholders entitled to receive the Merger Consideration a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the applicable Merger Consideration in exchange therefor.
                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of BDPH of any shares of BDPH Capital Stock other than Retained Shares and shares issued pursuant to Section 4.1(a). If, after the Effective Time, certificates previously



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representing shares of BDPH Capital Stock are presented to BDPH, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Article IV, subject to applicable law in the case of Dissenting Shares.
                  (e) (i) No certificates or scrip representing fractional shares of BDPH Capital Stock shall be retained in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of BDPH after the Merger; and (ii) notwithstanding any other provision of this Agreement, each holder of shares of BDPH Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BDPH Common Stock following the Merger (after taking into account all shares of BDPH Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) from Borden equal to the product of (x) such fraction, multiplied by (y) the Per Share Consideration. Borden shall retain for its own account (or at its option, the account of one or more Subsidiaries of Borden) all shares of BDPH Common Stock constituted from fractional shares with respect to which Borden has made a cash payment pursuant to this Section.
                  (f) Borden will indemnify BDPH against all liabilities, obligations, claims and losses to the extent arising out of the failure of Borden to fulfill its obligations to exchange shares of BDPH Common Stock surrendered by BDPH Management into the Merger Consideration in accordance with the terms and provisions of Section 4.2 of this Agreement.
5.       AGGREGATE CONSIDERATION AND ADJUSTMENTS
         5.1 (a) Payment of the Aggregate Consideration. The aggregate consideration payable to Borden, Borden's subsidiaries and BDPH Management at Closing in connection with the transactions contemplated by this Agreement shall equal $320,000,000 (the



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"Aggregate Consideration"). The Aggregate Consideration of $320,000,000 is
comprised of the Cash Amount (as defined below) in cash (subject to Section 8.13(b)) and the Retained Shares. The Aggregate Consideration shall be paid to Borden, for its own account and as disbursing and exchange agent, at Closing. The term "Cash Amount" shall mean (i) $320,000,000 less (ii) the product of (X)
0.123596 multiplied by (Y) the sum of (I) the cash amount of equity capital provided to MergerCo prior to the Closing by Blackstone Capital Partners III Merchant Banking Fund L.P. ("Blackstone") and made available as common equity to the Surviving Corporation as a result of the Merger and (II) subject to the proviso to Section 4.1(a) hereof, the amount of BDPH Common Stock, if any, held as of the close of business on the Closing Date by C&A as a result of the C&A Transaction (valued on a per share basis in the same manner as the shares of BDPH Common Stock held by Blackstone on the Closing Date immediately following the Merger); provided that in no event shall the Cash Amount be less than $309,550,000; and provided, further, that as of the close of business on the Closing Date, in no event shall the number of shares of BDPH Common Stock outstanding after giving effect to both the Merger and the C&A Transaction (as defined in Section 8.3(d)) be greater than 5,937,500.
         The cash amount of the Aggregate Consideration shall be paid in immediately available funds in U.S. dollars to the account or accounts designated by Borden to MergerCo and BDPH no less than two business days prior to the Closing Date. Subject to its receipt of the Aggregate Consideration, Borden shall be solely responsible for allocating the Aggregate Consideration among the Merger Consideration (and the various components thereof), the Borden Transaction Fees (as defined in Exhibit I hereto) and any amounts paid prior to or on the Closing Date in respect of the redemption, purchase or cancellation of any BDPH Options (as defined in Section 9.3(l)) or any shares of capital stock of BDPH.
                  (b) Management Options. Borden shall cause BDPH, acting through its Board of Directors or a duly authorized committee thereof, to take all required action under the 1996 Stock Purchase and Option Plan of BDPH (the "Option Plan") and the outstanding options thereunder so that, at the Closing, all such options shall be cancelled (unless otherwise agreed prior to Closing with respect to a specific holder or specific holders among MergerCo, Borden and each such holder). At or prior to the Closing, the Option Plan will be terminated and no further stock awards, stock options or stock appreciation rights will be granted thereunder subsequent to the Closing Date.
         5.2      Working Capital Adjustment
                  (a) Calculation of the Working Capital Adjustment. In accordance with the provisions of this Section 5.2, (x) BDPH shall pay Borden the amount, if any, by which the Closing Working Capital (as defined in and calculated in accordance with Schedule 5.2(a)) of the Business is finally determined, accepted, deemed accepted or agreed pursuant to Section 5.2(c) below, to be greater than the Target Working Capital (as defined below) and (y) Borden shall pay BDPH the amount, if any, of any Balance Sheet Indebtedness and the amount, if any by which the Closing Working Capital of the Business is finally determined, accepted, deemed accepted or agreed pursuant to Section 5.2(c) below, to be less than the Target Working Capital. The term "Target Working Capital" shall mean $82,000,000. "Balance Sheet Indebtedness" means the amount of Indebtedness set forth on the Closing Balance Sheet in accordance with GAAP (including (i) indebtedness for borrowed money, (ii) capitalized leases required to be reflected as indebtedness in accordance with GAAP, (iii) so long as not duplicative of other items of Indebtedness, guarantees or similar obligations with respect to items of the type covered by clauses (i) and (ii) of this parenthetical and (iv) accrued and unpaid interest and all other amounts due in connection therewith); provided that guarantees and similar obligations addressed by clause (iii) of the preceding parenthetical shall be included in Balance Sheet Indebtedness even if such guarantees and similar obligations would not themselves be Indebtedness in accordance with GAAP so long as the items covered by clauses (i) and (ii) of the preceding parenthetical to which such guarantees and similar obligations relate are themselves Indebtedness in accordance with GAAP; and provided, further, that to the extent borne by Borden, the BLC Buy-Out Amount (as defined in Section 8.14) shall not be included as Balance Sheet Indebtedness.
                  (b) Closing Balance Sheet. For purposes hereof, Closing Working Capital will include only the items specified in Schedule 5.2(a) and will be derived from a balance sheet for the Business as of the close of business on the last business day immediately preceding the Closing Date (the "Working Capital Measurement Date") and excluding any effects of the transactions contemplated by this Agreement (the "Closing Balance Sheet") prepared in accordance with U.S. generally accepted accounting principles, consistently applied ("GAAP"), and using the same accounting policies and practices used in the preparation of the balance sheet as of December 31, 1996 included in the Annual Financial Statements; provided, however, that the Closing Balance Sheet and Closing Working Capital will exclude all Excluded Assets, Excluded Liabilities and any Assets converted into Cash on, but neither prior to nor after, the Closing Date; and provided, further, that the Closing Balance Sheet will present fairly the financial position of the Business. Within 60 days after the Closing, MergerCo, with the assistance of its independent accounting firm ("MergerCo's

Accountants"), shall prepare, or cause to be prepared, the Closing Balance Sheet. Borden shall cooperate fully and shall provide MergerCo and MergerCo's Accountants with all assistance and access to books and records necessary for MergerCo to prepare the Closing Balance Sheet. Without limiting the generality or effect of any other provision hereof, Borden shall (i) provide MergerCo and its representatives access, during normal business hours, to the facilities, personnel and accounting and other records of Borden and its affiliates to the extent reasonably determined by MergerCo to be necessary to permit MergerCo to prepare or have prepared the Closing Balance Sheet and to compute the Closing Working Capital as herein provided; provided, however, that MergerCo will conduct any such review in a manner that does not unreasonably interfere with the conduct of the Business by Borden or any of its affiliates, and (ii) take such actions as may be reasonably requested by MergerCo to close, or to assist in closing, as of the close of business on the day immediately preceding the Closing Date, the books and accounting records of the Business and otherwise reasonably to cooperate with MergerCo and its representatives in the preparation of the Closing Balance Sheet.
                  (c) Closing Calculation. (i) Borden shall be entitled to full access to the relevant records and working papers prepared by or for MergerCo and MergerCo's Accountants to aid in its review of the calculation of the Closing Balance Sheet, provided, however, that any such review will be conducted in a manner which does not interfere with the ongoing conduct of the Business. If Borden believes that the Closing Working Capital calculation (hereinafter the "Closing Calculation") has not been properly calculated in accordance with the calculation methodologies set forth in this Section 5.2, it shall, within 30 days after receipt of the Closing Calculation, give written notice (the "Borden Objection") to

MergerCo, setting forth the basis of the Borden Objection in reasonable detail and to the extent practicable the adjustments to the Closing Calculation which Borden believes should be made. Failure so to notify MergerCo shall constitute acceptance and approval of the Closing Calculation. If MergerCo agrees that any change proposed by Borden is appropriate, the change shall be made to the Closing Calculation. If the proposed change is disputed by MergerCo, then Borden and MergerCo shall negotiate in good faith to resolve such dispute as expeditiously as possible. If, after a period of 30 days following the date on which Borden gives MergerCo notice of any such proposed change, any such proposed change still remains disputed, then;
                  (ii) KPMG Peat Marwick LLP or, if KPMG Peat Marwick LLP is unwilling so to serve, another accounting firm mutually acceptable to MergerCo and Borden (the "Neutral Accounting Firm"), shall be engaged to resolve any remaining disputes. The Neutral Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Borden and MergerCo, and not by independent review, only those issues still in dispute. The Neutral Accounting Firm's determination, based upon the calculation methodologies set forth in this
Section 5.2, shall be made within 30 days following the date on which the dispute is submitted or as promptly as practicable thereafter, shall be set forth in a written statement delivered to Borden and MergerCo, and shall be final, binding and conclusive. The fees and any expenses of the Neutral Accounting Firm shall be shared equally by Borden and MergerCo.
                  (d) Payment of Aggregate Consideration Adjustment. Payment of any adjustment in the Aggregate Consideration pursuant to this Section 5.2 shall be made, if applicable, by wire transfer to an account designated by Borden or MergerCo, as the case may be, in United States Dollars, in immediately available federal funds within three business days after (i) the Closing Calculation has been determined, accepted or deemed accepted by Borden pursuant to Section 5.2(c) or (ii) any proposed change made by Borden has been agreed upon by the parties or finally determined by the Neutral Accounting Firm as described in Section 5.2(c) together with interest from the Closing Date to the date of payment at the "base rate" of LIBOR on the Closing Date plus 155 basis points, based on a 360-day year.
         5.3      Currency Exchange Values
         In calculating any adjustments to the Aggregate Consideration under this Section 5, non-U.S. currency values shall be converted to U.S. Dollar values at the rate of exchange for foreign currencies per U.S. dollar on the day immediately prior to the Closing Date, as reported in the Wall Street Journal (Eastern Edition).
6.       REPRESENTATIONS AND WARRANTIES OF BORDEN
         Borden represents and warrants to MergerCo and BDPH that:
         6.1      Corporate Existence
         Borden and the Subsidiaries (as defined below) are corporations duly organized and validly existing and, where the concept exists, in good standing under the laws of the jurisdiction of its incorporation and each of said corporations has the requisite power and authority to own the Decorative Products Company Stock, as applicable, and to own, lease and operate the Assets and to carry on the Business as the same is now being conducted. Borden and the Subsidiaries are each duly authorized, qualified or licensed to do business as a foreign corporation and, where the concept exists, in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified or in good standing could be reasonably expected to result in a material adverse effect on the results of operations, financial condition or business of the Business taken as a whole or on the ability of Borden and the Subsidiaries to consummate the transactions contemplated hereby (a "Material Adverse Effect"). For purposes of this Agreement the term "Subsidiaries" shall mean, collectively, the Decorative Products Companies and BCL. None of the Decorative Products Companies or BCL is, or is required to be, a registered or reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Complete and correct copies of the certificate of incorporation and by-laws or other constituent documents, each as amended to date, of each Decorative Products Company and BCL have heretofore been made available to MergerCo.
         6.2      Corporate Authority; Shareholder Authorization
         This Agreement and the consummation of all of the transactions provided for herein and each of the agreements and instruments contemplated to be executed and delivered by Borden or any of the Subsidiaries hereunder (collectively with this Agreement, the "Transaction Documents") have been duly authorized by the Board of Directors of Borden and, where appropriate or required, will be duly authorized by such Subsidiaries, by all requisite corporate, shareholder (including without limitation shareholder approval of the Merger) or other action prior to Closing, and Borden and every Subsidiary party thereto have full power and authority to execute and deliver the Transaction Documents and to perform their respective obligations thereunder. This Agreement has been, and the other Transaction Documents will be, duly executed and delivered by Borden and every Subsidiary party thereto, and constitutes, and in the case of each other Transaction Document will constitute, a valid and legally binding obligation of each such entity, enforceable in accordance with its terms except as enforceability may be (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (ii) subject to general principles of equity. The execution and delivery of the Transaction Documents by Borden and every Subsidiary party thereto and the consummation by Borden and every Subsidiary party thereto of the transactions contemplated thereby, and the fulfillment of the terms and compliance with the provisions thereof, will not
(a) conflict with or result in a breach of or a default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a default) with respect to any of the terms, conditions or provisions of, (b) result in the termination of, accelerate the performance required by, (c) result in the creation of any Lien (as defined in Section 6.3) upon the assets of the Business in connection with, (d) impair Borden or any Subsidiary's ability to consummate the transactions contemplated thereby, or (e) give rise to any right of termination or renegotiation, or purchase or offer right, under: (x) any statute, rule, regulation, code, order, writ or decree of any governmental authority applicable to Borden or any Subsidiary or the Business, (y) the certificate of incorporation or by-laws or other constituent documents of Borden or any Subsidiary, or (z) any contract, lease, permit or other instrument to which the Business or Borden or any Subsidiary is a party or subject or by which any of Borden's, any of the Subsidiary's or the Business' properties or assets are bound, except in the cases of clauses (x) and (z) for those conflicts, breaches, defaults, terminations, or accelerations which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect and except that no representation is made herein as to the effect of this Agreement and the transactions contemplated hereby under antitrust laws.

         6.3      Decorative Products Company Stock
         Except as set forth on Schedule 6.3 hereto and except for the directors' qualifying shares and other nominal share interests issued to third parties to comply with requirements of law described thereon, all of the shares of capital stock of the Decorative Products Companies ("Decorative Products Company Stock") shown as outstanding on Schedule 6.3 have been validly issued and are fully paid and nonassessable and are owned by BDPH, BDH One or a wholly owned subsidiary of BDPH free and clear of all liens, pledges, restrictions, rights of reversion, defects, claims, charges, security interests, options or other legal or equitable encumbrances ("Liens"). Schedule 6.3 sets forth for each of the Decorative Products Companies the authorized capital stock, the number of shares of outstanding capital stock, the number of shares of such outstanding capital stock owned by each owner thereof and the name of each such owner. Except as indicated on Schedule 6.3 hereto, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any Decorative Products Company Stock which have been issued, granted or entered into by Borden or any of the Subsidiaries or any securities convertible into or evidencing the right to purchase any Decorative Products Company Stock.
         6.4      Governmental Approvals; Consents
                  None of Borden or the Subsidiaries are subject to any order, judgement or decree which would prevent the consummation of the transactions contemplated in any of the Transaction Documents. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of Borden, threatened against Borden or any Subsidiary which would enjoin or delay the transactions contemplated by any of the Transaction Documents. Except as set forth in Schedule 6.4 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Borden or the Subsidiaries in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not have a Material Adverse Effect or which have been obtained and which will remain in full force and effect after the Closing assuming the compliance therewith by MergerCo.
         6.5      Financial Statements
         (a) Schedule 6.5 contains a copy of the unaudited consolidated balance sheet of the Business as of December 31, 1996 and the related consolidated statement of income and of cash flows for the fiscal year ended on such date, including the notes related thereto (the "Annual Financial Statements"). The Annual Financial Statements have been derived from the books and records of Borden and the Subsidiaries and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Business (including the Acquired Assets and the Assumed Liabilities) as of the dates and for the periods indicated. The Annual Financial Statements have been prepared in accordance with the internal accounting practices of the Business, which practices, individually and in the aggregate, are in accordance with GAAP.
Schedule 6.5 also contains the unaudited consolidated balance sheet of the Business (including the Acquired Assets and the Assumed Liabilities) as of June 30, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income and of cash flows for the six-month period ended on such date (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements"). The Interim Financial Statements present fairly the consolidated financial position of the Business (including the Acquired Assets and the Assumed Liabilities) as of such date and the consolidated results of operations and consolidated cash flows for the six-month period then ended subject to normal year-end audit adjustments, none of which is material, individually or in the aggregate. The Interim Financial Statements have been prepared in accordance with the internal accounting practices of the Business, which practices, individually and in the aggregate, are in accordance with GAAP and consistent with those used in the Annual Financial Statements except as permitted by GAAP for interim financial reporting or as specified in
Schedule 6.5 or Schedule 6.5(a). The Interim Financial Statements include all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the Business' consolidated financial position and results of operations. The reserves set forth in the Annual Financial Statements under FAS 106 and 112, respectively, as of December 31, 1996 were adequate and were recorded in accordance with GAAP. The reserves and accruals for current and deferred taxes reflected in the Financial Statements were adequate and were recorded in accordance with GAAP.
         (b) From and after the Imperial Termination Date (as defined in Section 13.1(c) of this Agreement), the first three sentences of Section 6.5(a) of this Agreement shall be deemed to have read in their entirety as of the date hereof and as of any date hereafter as follows: "Schedule 6.5 contains a copy of the audited consolidated/combined balance sheets of BDPH and its predecessors with respect to the Business (the "Predecessors") as of December 31, 1995 and 1996 and the related consolidated/combined statements of income and of cash flows for the fiscal year ended on such dates, accompanied by the reports thereon of Deloitte &

Touche L.L.P. (the "Annual Financial Statements"). The Annual Financial Statements present fairly the consolidated/combined financial position and consolidated/combined results of the operations and cash flows of BDPH and its Predecessors (including the Acquired Assets and the Assumed Liabilities) as of the dates and for the periods indicated. The Annual Financial Statements, including the related notes thereto, have been prepared in accordance with GAAP, consistently applied. Borden shall deliver the audited financial statements referred to in this Section 6.5(b) (the "Audited Financial Statements") as promptly as practicable and in any event within five days prior to the Imperial Termination Date.
         (c) All Financial Statements are qualified by the fact that the Business was not, prior to January 1, 1996, operated as a separate "stand-alone" entity within Borden. As a result, the Business received certain allocated charges and credits as specified in Note (1) accompanying the Financial Statements. Such charges and credits, while believed by Borden to be reasonable, do not necessarily reflect the amounts which would have resulted from arms-length transactions. In addition, in order to present stand-alone Financial Statements for the Business, a number of significant assumptions have been made, all of which are believed by Borden to be reasonable and are specified in Note
(1) to the Financial Statements. BORDEN MAKES NO REPRESENTATION WITH RESPECT TO ANY FINANCIAL INFORMATION FOR THE BUSINESS DELIVERED TO MERGERCO OTHER THAN AS CONTAINED IN OR PURSUANT TO THIS AGREEMENT.
         6.6      Absence of Changes
         Except as specified in Schedule 6.6 hereto or as expressly contemplated by this Agreement, since December 31, 1996, (i) the Business has been conducted in the ordinary course consistent with past practice and (ii) there has not been any material adverse change or development that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or its financial condition or results of operations, other than normal seasonal changes, changes relating to the economy in general or changes relating to the industry in which the Business operates in general.
         6.7      Real and Personal Properties
                 (a) Borden and/or one or more of the Subsidiaries have good and marketable title in fee simple (as to real property) to, or a valid and binding leasehold interest in, the real or personal property included in the Assets or otherwise pertaining to the Business, free and clear of all Liens, except (i) as set forth on Schedule 6.7(a); (ii) as disclosed in the Financial Statements;
(iii) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed, and, for those existing on the dates of the Interim Financial Statements or the Annual Financial Statements, for which adequate reserves in accordance with GAAP are reflected on the Interim Financial Statements or the Annual Financial Statements, as the case may be; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, and, for those existing on the dates of the Interim Financial Statements or the Annual Financial Statements, for which adequate reserves in accordance with GAAP are reflected on the Interim Financial Statements or the Annual Financial Statements, as the case may be; (v) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (vi) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions, so long as none of (A), (B) or
(C), individually or in the aggregate, renders the title of such real property unmarketable, materially detracts from its value or prevents the use of such real property substantially as currently used (such liens, charges and encumbrances described in clauses (i)-(vi) hereof are referred to herein as "Permitted Liens").
         (b) Schedule 6.7(b) contains a list of all of Borden and the Subsidiaries' right, title and interest in real property owned, used or held for use by Borden and the Subsidiaries in the Business ("Owned Real Property") and all leases of real property owned, used or held for use by Borden and the Subsidiaries in the Business ("Leased Real Property" and together with Owned Real Property, the "Real Property"), including all buildings, structures and other improvements situated thereon (individually, a "Facility" and collectively, the "Facilities"). Part I of Schedule 6.7(b) lists all of the Real Property owned by BCL or used or held for use by BCL in the Business. The covenants, easements or rights-of-way affecting the Real Property do not with respect to each parcel of Real Property impair the Business' ability to use any such Real Property in the operation of the Business as presently conducted except for those covenants, easements and rights of way that, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. Each lease listed on Schedule 6.7(b) is in full force and effect, and Borden and the Subsidiaries have performed all material obligations required to be performed by them to date under each of the leases and none of Borden or the Subsidiaries, nor to the knowledge of Borden, any other party thereto, is in default under any of such leases except for those defaults under leases that, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. Borden and the Subsidiaries have delivered to MergerCo a true and correct copy of each such lease, and all amendments thereto, listed on Schedule 6.7(b). Except as set forth in Schedule 6.7(b), (i) there are no parties in possession of any portion of the Owned or Leased Real Properties as lessees, tenants at sufferance or trespassers other than Borden and the Subsidiaries and
(ii) there is no pending or, to the knowledge of Borden, threatened special assessment affecting the Owned Real Properties or any part thereof. Except as provided in Schedule 6.7(b), none of Borden or the Subsidiaries have received any actual notice that the location, construction, occupancy, operation or use of the buildings located on the Owned or Leased Real Properties violates any restrictive covenant or deed restriction or any other governmental laws, orders, rules or regulations. There are no pending or, to the knowledge of Borden, threatened condemnation or similar proceedings affecting the Real Property except those condemnations or similar proceedings that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Business has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Real Property.
         6.8      Contracts
                  (a) Except as otherwise disclosed in Schedule 6.8, there are no outstanding commitments, contracts, indentures and agreements, written or oral, to which Borden or any of its Subsidiaries are party to or by which Borden or any of the Subsidiaries are bound that relate principally to the Business, including, without limitation, personal property leases, purchase orders for inventory, service or maintenance agreements, broker agreements, sales representative agreements and license agreements (all of the foregoing, hereinafter

"Contracts") that (i) involve commitments by Borden or any of its Subsidiaries for terms of 12 months or longer, (ii) involve payment of more than US$100,000 in the aggregate, (iii) are entered into with salesmen, commissioned agents, or other sales representatives, or with distributors, dealers or customers, (iv) involve agreements or arrangements for the sale or lease of any of the assets of the Business other than the usual, regular and ordinary course of Business, (v) involve employment (other than contracts representing the standard terms and conditions prevailing between Borden, the Subsidiaries and the Business Employees), severance or consulting by any Business Employee, (vi) grant to any person or entity a first-refusal, first-offer or other right to purchase or acquire any of the capital stock or other securities of the Decorative Products Companies, (vii) impose noncompetition or exclusive dealing obligations relating to the Business or (viii) evidence or create any Indebtedness, and in the case of (i) - (iii), are not terminable by their terms, without penalty, on 30 days or less notice. Contracts disclosed or required by the terms hereof to be disclosed in Schedule 6.8 are hereafter referred to as the "Disclosed Contracts";
                  (b) Borden has furnished or made available to MergerCo a true and correct copy of each Disclosed Contract. Each Contract is valid and in full force and effect according to its terms and, to Borden's knowledge, the parties thereto are not in default or breach under any such Contract and there are no claims affecting the same of any kind pending except where such failure to be valid or in full force or effect or such breach or claim, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; and
                  (c) Except as listed in Schedule 6.8, all Disclosed Contracts are assignable (to the extent they are being assigned in the Asset Transfer) without the requirement of consent from any other party thereto and, except as could not be reasonably expected to have a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Documents does not otherwise conflict with or give rise to any right or obligation thereunder.
         6.9      Litigation, Agencies
         Except as set forth in Schedule 6.9, there are no actions, suits, proceedings (whether adjudicatory, rulemaking, licensing or otherwise) or investigations pending or, to the knowledge of Borden, threatened in law or in equity, or before any governmental agency, which, if determined or resolved adversely or in accordance with the plaintiff's demands, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 6.9, Borden and its Subsidiaries are not subject to or in default under any judgment, order, injunction or decree of any court or government agency relating to the Business except for such defaults, judgments, orders, injunctions or decrees which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.
         6.10     Intangible Property Rights
                  (a) Schedule 6.10(a) lists all material unexpired domestic and foreign patents and patent applications, as well as all material utility models, reexamination certificates, reissues, divisionals, continuations and continuation-in-part applications and any patents issuing thereon, and all license agreements and other agreements which relate to inventions or discoveries and any patent applications and patents thereon, as well as improvements therein owned, used or held for use principally in connection with the Business (the "Patent Rights"). Part I of Schedule 6.10(a) lists all Patent Rights owned, used or held for use by BCL (whether or not material), Borden and its Subsidiaries in the Business. Except as set forth in Schedule 6.10(a) (i) Borden and its Subsidiaries own, are licensed or have the full right to use the Patent Rights and the Technology (as defined below) described or required to be described in
Schedule 6.10(a) free and clear of all Liens and without payment of material royalties or other fees; (ii) there are no pending, or to the knowledge of Borden, threatened claims challenging the validity, enforceability or ownership of such Patent Rights or Technology or Borden or its Subsidiaries' right to use such Patent Rights or Technology except as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; (iii) the Patent Rights described in Schedule 6.10(a) constitute all of the same owned, used or held for use by Borden and the Subsidiaries in connection with the operation of the Business and are sufficient for MergerCo to operate the Business as presently operated by Borden and the Subsidiaries; (iv) the issued patents under such Patent Rights are valid and subsisting and all maintenance and other fees and taxes for said patents have been paid, and, to the knowledge of Borden, none of the claims of said patents is now being infringed by others except as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; (v) there are no licenses or sublicense agreements now in effect regarding Borden and its Subsidiaries' use of such Patent Rights or Technology; and (vi) none of Borden and the Subsidiaries are, to the knowledge of Borden, infringing any U.S. or foreign patent owned by third parties in the current operation of the Business and no claim is now pending or, to the knowledge of Borden, is threatened to such effect, except for such infringements and claims as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Technology" shall mean the patterns, plans, designs, research data, trade secrets and other proprietary know-how, inventions, discoveries, formulae and manufacturing processes, computer software or firmware (except as set forth in Schedule 2.3(a)) operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, as well as improvements therein and all licenses or other rights to use any of the same owned or licensed by others, owned, used or held for use principally in connection with the Business.
                  (b) Schedule 6.10(b) lists (i) all material trademarks, service marks, trademark registrations, service mark registrations, trademark and service mark applications (including all documents or files pertaining thereto), trade names, Internet addresses and names, and similar rights; (ii) any and all material licenses or other rights to use any of the foregoing owned by others and (iii) any material trade dress associated therewith, used in connection with the Business (the "Trademark Rights"). Part I of Schedule 6.10(b) lists the Trademark Rights owned, used or held for use by BCL (whether or not material). Except as set forth in Schedule 6.10(b), (i) Borden and/or the Subsidiaries own, are licensed or have the full right to use the Trademark Rights described or required to be described in Schedule 6.10(b) free and clear of all Liens and without payment of material royalties or other fees; (ii) all such Trademark Rights are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict, impair or dilute MergerCo's exclusive right to use such Trademark Rights except as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, and (iii) no claim by third parties with regard to the use of any of such Trademark Rights is pending, has been made or, to the knowledge of Borden, threatened and none of such Trademark Rights is being infringed by others, individually or in the aggregate, except as could not be reasonably expected to have a Material Adverse Effect.
                  (c) Schedule 6.10(c) lists all material copyrights, copyright registrations, copyright applications (pertaining thereto) and all material licenses or other rights to use the copyrights of others, in each case used principally in connection with the Business (the "Copyright Rights"). Part I of
Schedule 6.10(c) lists the Copyright Rights owned, used or held for use by BCL (whether or not material). Except as disclosed in Schedule 6.10(c), (i) Borden and the Subsidiaries own, are licensed or have the full right to use the Copyright Rights described or required to be described in Schedule 6.10(c) free and clear of all Liens and without payment of material royalties or other fees and (ii) there are no pending or, to the best of Borden's knowledge, threatened claims by or against Borden or any of the Subsidiaries with respect to any Copyright Rights or the use thereof and no valid basis exists for any such claim.
         6.11     Insurance
         Schedule 6.11 sets forth a list of all material insurance policies providing coverage for the properties or operations or liabilities of the Business ("Insurance"), the type and amount of coverage and the expiration dates of the policies. Such policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risk and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by Borden. Borden and its Subsidiaries will continue in force to the Closing Date policies of insurance of substantially the same character and coverage so long as such Insurance continues to be available at commercially reasonable rates.
         6.12     Tax Matters

                  (a) Except as set forth in Schedule 6.12(a) hereto, there has been filed by or on behalf of the Decorative Products Companies or BCL, or a filing extension from the appropriate federal, state, local or foreign governments or governmental agencies has been obtained with respect to, all material returns relating to any United States federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts (collectively, "Taxes") required to be filed on or prior to the date of this Agreement (the "Tax Returns"), and all Taxes shown to be due on such Tax Returns have been paid or adequate provision in current taxes payable (rather than deferred) in accordance with GAAP for the payment of all Taxes shown to be due on such Tax Returns has been made.
                  (b) Except as set forth in Schedule 6.12(b), no audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of Borden, threatened with respect to any Taxes due from or with respect to any Decorative Products Company or BCL. No assessment of tax has been proposed in writing against any Decorative Products Company or BCL.
                  (c) Except as set forth in Schedule 6.12(c), all Tax Returns filed with respect to Taxes of the Decorative Products Companies and BCL through the tax year ended December 31, 1993, have been examined and closed or the applicable period for assessment of Taxes with respect to such tax years under applicable law, after giving effect to extensions or waivers, has expired.

                  (d) There are no liens for Taxes (other than for Taxes not yet due and payable) on any Asset except for Permitted Liens.
                  (e) Except as set forth in Schedule 6.12(e) hereto, none of the Decorative Products Companies or BCL is a party to or bound by (nor will any of them become a party to or bound by prior to the Closing Date) any tax indemnity, tax sharing or tax allocation agreement.
         6.13     Employment and Benefits
                  (a) Labor Controversies. Except as described on Schedule 6.13(a) and except, with respect to clauses (i) and (ii) below, for such matters, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, in respect of the Business, (i) Borden and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against Borden or any of the Subsidiaries pending or, to the knowledge of Borden, threatened, before the National Labor Relations Board, or any other U.S. or foreign governmental or regulatory authority or court, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Borden or any of the Subsidiaries, (iv) Borden and the Subsidiaries have not experienced any strike, work stoppage or other labor difficulty, and
(v) none of Borden or the Subsidiaries are a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to Business Employees is being negotiated. None of the collective bargaining agreements listed on Schedule 6.13(a) and assumed by MergerCo pursuant to
Section 8.7(c) cover any employees other than Business Employees.

                  (b) Employee Benefit Plans. (i) For purposes of this Agreement, "Benefit Plans" shall mean all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, "multiemployer plans" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), "multiple employer plans" within the meaning of Section 413(c) of the Code, retirement savings, stock purchase, stock option, severance, vacation, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA or United States laws) (A) under which any employee or former employee of the Business (collectively, the "Business Employees") has any present or future right to benefits and (B) under which Borden or any of its affiliates has any present or future liability. For purposes of this Agreement, "U.S. Benefit Plans," "Canada Benefit Plans" and "U.K. Benefit Plans" shall mean all Benefit Plans under which any Business Employee who is or was primarily employed in the United States, Canada or the United Kingdom, respectively (collectively, the "U.S Business Employees,""Canada Business Employees" or "U.K. Business Employees," respectively), has any present or future right to benefits. Schedule 6.13(b)(i) sets forth a list of each material Benefit Plan.
                              (ii) Except as described on Schedule
6.13(b)(ii)-1, each Material Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws (foreign or domestic), except where a failure to do so, individually or in the aggregate, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for liabilities generically described on Schedule 6.13(b)(ii)-2, neither Borden nor any Subsidiary nor any other ERISA Affiliate has any liability to provide medical benefits, life insurance benefits or supplemental pension benefits in respect of any current of former Business Employee beyond their retirement.
                              (iii) Except as described on Schedule
6.13(b)(iii), the Internal Revenue Service has issued, with respect to each Benefit Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code, a letter determining that such Benefit Plan is so qualified and its related trust is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code (including without limitation the requirements of the Tax Reform Act of 1986), respectively, and there has been no occurrence affecting the form or operation of any such Benefit Plan since the date of any such determination letter which is likely to materially adversely affect such qualification.
                              (iv) To Borden's or any Subsidiary's knowledge,
there are no actions or claims existing or pending (other than routine claims for benefits) or threatened with respect to any Benefit Plan, and neither Borden nor any Subsidiary nor any other ERISA Affiliate has been notified of any audit or investigation of a Benefit Plan by any governmental entity that would have a Material Adverse Effect. "ERISA Affiliate" means any entity, trade or business that would be treated as under common control with Borden or as a member of a controlled group including Borden within the meaning of Section 414 of the Code or Section 4001 of ERISA.
                              (v) Except as described on Schedule 6.13(b)(v),
assuming that all Business Employees remain in the employment of the Business immediately after the Closing (regardless of whether such employment is thereafter continued), the Asset Transfer, the Stock Transfer and the Merger in themselves will not: (A) entitle any such individual to severance pay, unemployment compensation or other similar payment; (B) accelerate the time of payment or vesting of any amount; (C) increase the amount of compensation due to any such individual; (D) constitute a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or (E) entitle any such individual to an "excess parachute payment" within the meaning of Section 280G of the Code.
                              (vi) Schedule 6.13(b)(vi) sets forth the
calculations of the funding status of the ERIP, the Sunworthy Plan and the Borden Scheme as calculated by William M. Mercer Limited and Towers Perrin, actuaries in Canada and the U.K., respectively, in accordance with the assumptions set forth in Schedules 8.7(h)-1 through 8.7(h)-3. These calculations are the last performed before the date of this Agreement. Notwithstanding the foregoing, Borden makes no representation about the validity of the calculations or assumptions in Schedules 6.13, 8.7(h)-1, 8.7(h)-2, 8.7(h)-3 or 8.7(h) or that any other actuary or individual would arrive at the same calculations or conclusions.
                  (c) Employment Contracts. Except as described on Schedule 6.13(c), there are no employment or severance contracts between Borden or the Subsidiaries, on the one hand, and any Business Employee, on the other hand, other than contracts representing the standard terms and conditions prevailing between Borden or the Subsidiaries and any Business Employees in existence pursuant to the standard practices of the countries in which Borden or the Subsidiaries conduct their business.
         6.14     Compliance with Laws
         Except as disclosed on Schedule 6.14 and except for those failures to have, to be in full force in effect, to file, retain and maintain and to comply in each case that individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, (i) with respect to the Business, Borden and the Subsidiaries have all licenses, permits or franchises issued by any United States or foreign, federal, state, provincial, municipal or local authority or regulatory body and other governmental certificates, authorizations and approvals (collectively "Permits") required by every United States or foreign, federal, state, provincial, municipal or local governmental or regulatory body for the operation of the Business and the use of its assets and properties as presently operated or used;
(ii) with respect to the Business, all such Permits are in full force and effect and no action, claim or proceeding is pending, nor to the knowledge of Borden threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Permits or declare any such Permit invalid; (iii) Borden and its Subsidiaries have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits; and (iv) with respect to the Business, Borden and the Subsidiaries have otherwise complied with all of the laws, ordinances, regulations and orders applicable to its existence, financial condition, operations, assets, properties or Business, and Borden has not received any notice to the contrary.
         6.15     Finders; Brokers
         With the exception of fees and expenses payable to Morgan Stanley & Co. Incorporated, which shall be Borden's sole responsibility, none of Borden or any of the Subsidiaries is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of any Transaction Document.

         6.16     Environmental Matters
         Except as disclosed on Schedule 6.16:
                  (a) In respect of the Business, Borden and its Subsidiaries are in compliance with all Environmental Laws (as defined below) applicable to the nature, scope and extent of the Business as presently conducted by Borden and its Subsidiaries, except for violations of Environmental Laws that could not, individually or in the aggregate, have a Material Adverse Effect;
                  (b) In respect of the Business, Borden and its Subsidiaries hold, and are in compliance with, all Licenses and Permits, required under Environmental Laws applicable to the nature, scope and extent of the Business as presently conducted by Borden and its Subsidiaries, except for the absence of, or noncompliance with, such Licenses and Permits that could not, individually or in the aggregate, have a Material Adverse Effect; and
                  (c) In respect of the Business, Borden and its Subsidiaries have not received any written request for information, notice of violation or noncompliance or notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any person alleging any Environmental Liability arising from or relating to the conduct of the Business, except for all such cases that could not, individually or in the aggregate, have a Material Adverse Effect.
                  (d) The business is not subject to any cleanup, remediation, monitoring or corrective action, liability or requirement under any Environmental Law applicable to the nature, scope and extent of the Business as presently conducted by Borden and its Subsidiaries except for cleanup, remediation, monitoring or corrective action, liability or requirements as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
                  (e) As used herein:
                  "Environmental Laws" means any domestic, foreign, federal, state, interstate or local statute, law or regulation in effect prior to the Closing Date (insofar as they result in a liability or obligation on or after the Closing Date) or as of the Closing Date or any order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, and relating to the protection of the environment, including any of the foregoing related to: (i) Remedial Actions; (ii) the reporting, licensing, permitting or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; or (iii) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances;
                  "Environmental Liability" means any liability or obligation arising under Environmental Laws to the extent arising from any condition existing or any act or omission at or prior to the Closing Date.
                  "Hazardous Substance" means (i) any substance or material regulated under applicable Environmental Laws or (ii) gasoline, diesel fuel or other petroleum hydrocarbons or polychlorinated biphenyls, asbestos or radioactive matter.
                  "Remedial Action" means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity pertaining to any Hazardous Substance.

         6.17     Entire Business
         Except for the Excluded Assets and except as set forth in Schedule 6.17, the Assets and the Decorative Products Companies Stock constitute, together with the rights and services made available in the Services Agreement and the Borden Home License Agreement (each as hereinafter defined), all the assets, properties and rights (i) necessary to conduct the Business in all material respects as currently conducted, (ii) reflected in the Financial Statements (except for assets disposed of in the ordinary course of the Business since the dates thereof) or the Closing Balance Sheet, or (iii) which relate to the Business.
         6.18     Millennium Compliance
                  (a) Schedule 6.18 describes the measures that have been implemented to determine the extent to which the computer systems used in the Business (other than the information systems listed on Schedule 2.3(e)) (the "Computer Systems") are not in Millennium Compliance, and the material details of any program undertaken with a view toward causing the Computer Systems to achieve Millennium Compliance.
                  (b) As used herein, "Millennium Compliance" means that the Computer Systems are capable of the following before, during and/or after January 2000:
                      (i) handling date information involving all and any dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part;
                     (ii) operating, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance;

                    (iii) responding to and processing two digit year input without creating any ambiguity as to the century; and
                     (iv) storing and providing date input information without creating any ambiguity as to the century.
         6.19    Affiliate Agreements and Liabilities
         Except as set forth on Schedule 6.19 or as expressly contemplated by this Agreement or the Schedules and Exhibits hereto, there are no written or oral Contracts, liabilities or obligations pertaining to the Business between any Decorative Products Company or BCL, on the one hand, and any of Borden or its subsidiaries or any affiliate thereof (other than the Decorative Products Companies), on the other hand, which will continue to exist or under or a result of which there will be any liability on or after the Closing, including, without limitation, any such Contracts relating to the provision of any services by the Business to any of Borden or its subsidiaries or affiliates, or by any of Borden or its subsidiaries or affiliates to the Business.
         6.20     Labor Relations
         Except as set forth on Schedule 6.20, the Business is not a party to any collective bargaining agreement covering employees, there are no controversies or unfair labor practice proceedings pending or, to the best of Borden's knowledge, threatened between the Business and any Business Employee or any labor or other collective bargaining unit representing any Business Employee that, individually or in the aggregate, could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. Except as set forth on Schedule 6.20, no organizational effort is presently being made or, to the knowledge of Borden, threatened by or on behalf of any labor union.

         6.21     Product Liability
         Except as disclosed on Schedule 6.21 and except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any court or other governmental or regulatory authority against or involving any product, substance or material (collectively, a "Material"), or class of claims or lawsuits involving a Material manufactured, produced, distributed or sold by or on behalf of the Business which is pending or, to Borden's knowledge, threatened, on behalf of the purchaser of any Material, resulting from an alleged defect in design, manufacture, materials or workmanship of any Material manufactured, produced, distributed or sold by or on behalf of the Business, or any alleged failure to warn, or from any breach of express or implied specifications or warranties or representations (each such defect, failure or breach, a "Product Claim"), and
(ii) there has not been, nor is there under consideration or investigation by the Business, any Materials recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of the Business concerning any Materials manufactured, produced, distributed or sold by or on behalf of the Business or, to the knowledge of Borden and its Subsidiaries, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Material supplied by the Business. Except as disclosed in Schedule 6.21, there is no Product Claim pending or, to the knowledge of Borden, threatened, on behalf of a customer of the Business or any governmental or regulatory authority which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Since December 31, 1996, and except as individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect, no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans have existed or occurred that could give rise to any liability or otherwise form the basis of any material claim based on or related to any Product or Material that was or allegedly was designed, formulated, manufactured, produced, distributed or sold by or on behalf of the Business.
         6.22     No Undisclosed Liabilities
         There were no material liabilities of or relating to the Business as of December 31, 1996 that are of a type required to be disclosed in a balance sheet prepared in accordance with GAAP, except (a) as set forth in Schedule 6.22 or
(b) as reflected in the Annual Financial Statements. Since December 31, 1996, the Decorative Products Companies have not incurred any material liabilities, except (i) as set forth in Schedule 6.22, (ii) those reflected on the Interim Financial Statements or (iii) liabilities incurred in the ordinary course of business and not in violation of this Agreement.
         6.23     BDPH Preferred Stock
         After giving effect to the Merger, the BDPH Preferred Stock will no longer be outstanding, and BDPH will have no liabilities or obligation in respect thereof (except the liability to pay the Aggregate Consideration in accordance with Section 4.1(c) hereof).
         6.24     No Other Representations or Warranties
         Except for the representations and warranties contained in this Section 6, any Transaction Document, the Schedules or Exhibits thereto or any certificate delivered in connection with the Closing, neither Borden, the Subsidiaries nor any other person makes any other express or implied representation or warranty on behalf of Borden and the Subsidiaries including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Business, the Decorative Products Companies and the Assets by MergerCo after the Closing.
         6.25     Expiration of Representations and Warranties
         Subject to Sections 11 and 12 hereof, the respective representations and warranties of Borden contained herein shall survive the Closing but shall expire and be terminated and extinguished on April 1, 1999, and thereafter Borden shall have no liability whatsoever with respect to any such representation or warranty, provided, however, that (i) the representations and warranties in Sections 6.1, 6.2, 6.3, 6.4, 6.7(a), 6.12 and 6.15 (collectively, the "Five-Year Reps") will survive the Closing until the fifth anniversary thereof and (ii) nothing herein will affect the parties' relative rights and obligations in respect of a claim for breach of any representation or warranty made within the applicable survival period provided herein.
7.       REPRESENTATIONS OF MERGERCO
         MergerCo represents and warrants to Borden that:
         7.1      Corporate Existence
         MergerCo is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. MergerCo is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, the failure to be so qualified or in good standing would reasonably be likely to result in the material adverse effect on the ability of MergerCo to consummate the transactions contemplated hereby (a "MergerCo Material Adverse Effect").

         7.2      Corporate Authority; Shareholder Authorization
         This Agreement and the consummation of all of the transactions provided for herein and each of the Transaction Documents have been duly authorized by the Board of Directors of MergerCo and by all requisite corporate, shareholder (including approval of the Merger by MergerCo's shareholders), or other action prior to Closing, and MergerCo has full power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. This Agreement has been, and the other Transaction Documents will be, duly, executed and delivered by MergerCo and each Transaction Document constitutes a valid and legally binding obligation of MergerCo, enforceable in accordance with its terms (i) except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights or (ii) subject to general principles of equity. The execution and delivery of the Transaction Documents by MergerCo or the consummation by MergerCo of the transactions contemplated thereby and the fulfillment of the terms and compliance with the provisions hereof, will not (a) conflict with or result in a breach of or a default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a default) with respect to any of the terms, conditions or provisions of, (b) result in the termination of, accelerate the performance required by, (c) impair MergerCo's ability to consummate the transactions contemplated hereby, (d) give rise to any right of termination or renegotiation, or purchase or offer right, under: (x) any statute, rule, regulation, code, order, writ or decree of any governmental authority applicable to MergerCo, (y) the certificate of incorporation or by-laws or other constituent documents of MergerCo, or (z) any contract, lease, permit or other instrument to which MergerCo is a party or subject or by which any of MergerCo's properties or assets are bound, except in the cases of clauses
(x) and (z) for those
conflicts, breaches, defaults, terminations, or accelerations which, individually or in the aggregate, could not reasonably be expected to have a MergerCo Material Adverse Effect and except that no representation is made herein as to the effect of this Agreement and the transactions contemplated hereby under antitrust laws.
         7.3      Governmental Approvals; Consents
         MergerCo is not subject to any order, judgement or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of MergerCo, threatened against MergerCo which would enjoin or delay the transactions contemplated hereby. Except as set forth in Schedule 7.3 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of MergerCo in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not have a MergerCo Material Adverse Effect or which have been obtained and which will remain in full force and effect after the Closing.
         7.4      Finders; Brokers
         MergerCo is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which Borden or any

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of its Affiliates (other than, if the Closing occurs, the Decorative Product
Companies), have any liability.
         7.5      Purchase for Investment
         MergerCo is aware that no shares of capital stock or other securities being acquired pursuant to the transactions contemplated hereby are registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. MergerCo is not an underwriter, as such term is defined under the Securities Act.
         7.6      Financial Capacity
         MergerCo has in hand a binding commitment letter (the "Commitment Letter"), which is currently in effect and true and a correct copy of which is attached hereto as Schedule 7.6, from the financial institutions indicated therein, as well as the equity Commitment Letter (the "Blackstone Commitment Letter") of Blackstone, to provide secured debt and equity financing contemplated by MergerCo and BDPH for the transactions described in this Agreement and has obtained a highly confident letter with respect to the subordinated debt financing so contemplated (collectively, the "Financing"). Blackstone has undertaken to provide the equity capital contemplated by the Commitment Letter.
         7.7      [Intentionally omitted]
         7.8      No Other Representations or Warranties
         Except for the representations and warranties contained in this Section 7, neither MergerCo nor any other person makes any other express or implied representation or warranty on behalf of MergerCo.
         7.9      Expiration of Representations and Warranties

         Subject to Sections 11 and 12 hereof, the respective representations and warranties of MergerCo contained herein shall survive the Closing but shall expire and be terminated and extinguished on April 1, 1999 and thereafter MergerCo shall have no liability whatsoever with respect to any such representation or warranty, provided, however, that (i) the representations and warranties in Sections 7.1, 7.2, 7.3 and 7.4 (collectively, "Long-Term Reps") will survive the Closing until the fifth anniversary thereof and (ii) nothing herein will affect the parties' relative rights and obligations in respect of a claim for breach of any representation or warranty made within the applicable survival period provided herein.
8.       AGREEMENTS OF MERGERCO AND BORDEN
         8.1      Operation of the Business
         Except as otherwise contemplated by this Agreement or as disclosed in
Schedule 8.1, Borden covenants that until the Closing it will, and it will cause the Subsidiaries (including BDPH) to, use all reasonable efforts to continue, in a manner consistent with the past practices of the Business, to maintain and preserve intact the Business and to maintain the ordinary and customary relationships of the Business with its employees, suppliers, customers and others having business relationships with it with a view toward preserving for BDPH to and after the Closing Date the Business, the Assets and the goodwill associated therewith. Until the Closing Date, Borden shall, and Borden shall cause the Subsidiaries (including BDPH) to, continue to operate and conduct the Business in the ordinary course consistent with past practice (including, without limitation, in respect of the creation and distribution of sample books and other marketing efforts, and customer returns and allowances policies) and maintain its books and records in accordance with GAAP and will not, and shall cause the

Subsidiaries (including BDPH) not to, without the prior written approval of MergerCo or as otherwise contemplated by this Agreement or Schedule 8.1, take any of the following actions:
                  (a) with respect to any Decorative Products Company, amend its charter or by-laws (or analogous organizational documents), issue, deliver, sell, pledge or otherwise encumber any shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock;
                  (b) sell, transfer or otherwise dispose of or encumber any of their properties or assets pertaining to the Business, other than (A) in the ordinary course of business and (B) transfers by a Decorative Product Company to another Decorative Products Company or by Borden or another Subsidiary to a Decorative Product Company;
                  (c) cancel any debts or waive any claims or rights pertaining to the Business, except in the ordinary course of business;
                  (d) grant any increase in the compensation of directors, officers or employees who are Business Employees except for increases to employees (but not officers or directors) (i) in the ordinary course of business and consistent with past practice or (ii) as required by any Benefit Plan (as defined in Section 6.13(b));
                  (e) fail to make capital expenditures as contemplated by
Schedule 8.1(e);
                  (f) except with respect to endorsement of negotiable instruments in the ordinary course of its Business, incur, assume, guarantee or otherwise become liable in respect of any Indebtedness. For purposes of this Agreement, "Indebtedness" means any liability or obligation (whether primary or secondary as a guarantor or other surety other than arising out of the endorsement of checks for collection in the ordinary course of business), for borrowed money (other than purchase money borrowing and other borrowings which are repaid in full prior to the Closing), for the deferred purchase price of any asset (other than inventory in the ordinary course of business), under a capitalized lease or any other liability or obligation which should be shown as indebtedness on a balance sheet for the Business prepared in accordance with GAAP, whether or not evidenced by a note, bond or similar instrument;
                  (g) fail to observe, in all material respects, their duties and obligations under the Disclosed Contracts or any other material Contract;
                  (h) amend, modify or cancel any Disclosed Contract or any other material Contract, except in the ordinary course of business consistent with past practice or adopt or amend any Benefit Plan;
                  (i) fail to continue existing practices relating to maintenance of Assets owned, leased or otherwise held in connection with the Business or by any Decorative Products Company;
                  (j) dispose of, permit to lapse, or otherwise fail to preserve any of the Patent Rights, Trademark Rights, Copyright Rights and Technology or other similar rights, or amend any Contract relating thereto, dispose of or permit to lapse any material Permit, or dispose of or disclose to any person or entity other than an authorized representative of MergerCo, any trade secret (except for such of the foregoing as may occur by operation of law or the terms of any of the foregoing);
                  (k) with respect to any Decorative Products Company, make any investments in, or acquisitions of, or enter into any joint venture, partnership or similar arrangement with, any person or entity;

                  (l) settle or compromise or agree to settle any claim related to the Business that is in excess of $50,000 against any person or entity;
                  (m) take or omit to take any action that would cause any representation of Borden or BDPH (i) that is qualified as to materiality to become untrue or (ii) that is not qualified as to materiality to become untrue in all material respects;
                  (n) make any change in the accounting methods, principles or practices of the Business, except as required by GAAP;
                  (o) (i) split, combine or reclassify any Decorative Products Company Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Decorative Products Company Stock or (ii) purchase, redeem or otherwise acquire any shares of Decorative Products Company Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or
                  (p) agree, whether in writing or otherwise, to do any of the foregoing.
         8.2      Investigation of Business
         MergerCo may, prior to the Closing Date, make or cause to be made such investigation of the business, assets and properties of the Business and of its financial and legal condition as MergerCo deems necessary or advisable. Borden will, or it will cause the Subsidiaries to, permit MergerCo and its authorized agents or representatives, including its independent accountants, to have full access to the assets, properties, employees, officers, books and records of the Business at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business, provided, however, that MergerCo shall not have access to customer lists to the extent disclosure thereof to MergerCo is prohibited by applicable law prior to Closing.

MergerCo and its representatives will hold in confidence all confidential information obtained from Borden and the Subsidiaries and their officers, agents, representatives or employees in accordance with the provisions of the letter dated April 25, 1997 between MergerCo and Borden ("Confidentiality Letter").
         8.3      Mutual Cooperation; No Inconsistent Action
                  (a) Subject to the terms and conditions hereof, Borden and MergerCo agree to use their reasonable best efforts to take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including all of the following (i) obtain prior to Closing all licenses, certificates, permits, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby, including without limitation such consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), and any similar foreign legislation; (ii) effect all necessary registrations and filings and (iii) satisfy the conditions to Closing. Borden and MergerCo shall cooperate fully with each other to the extent reasonable in connection with the foregoing.
                  (b) MergerCo and Borden shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott Act and any similar foreign legislation. Each party shall furnish to each other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U.S. or foreign governmental agency, including, without limitation, any filings necessary under the provisions of the Hart-Scott Act. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or any similar foreign governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.
                  (c) Other than to the extent applicable law expressly requires Borden and its Subsidiaries to do so, BDPH shall be responsible for making all filings and giving all notices relating to, and otherwise pursuing all licenses, permits, consents, approvals, authorizations and orders of foreign governmental authorities and making all registrations and filings with foreign governmental authorities (collectively, the "Foreign Governmental Consents"), to be made or given subsequent to the Closing Date, which, to the best knowledge of BDPH or MergerCo, are required in connection with the transactions contemplated hereby and shall provide a copy of any such filings or notices to Borden. In connection with and as a condition to BDPH's obligations under the preceding sentence, Borden shall fully cooperate with and assist BDPH in identifying and obtaining all such licenses, permits, consents, approvals, authorizations or orders and in making all such registrations and filings.
                  (d) Each of Borden and MergerCo shall notify and keep the other advised in reasonable detail as to (i) any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby or the acquisition (the "C&A Transaction") of Collins & Aikman Products Co.'s

Imperial Wallcoverings business ("Imperial") and (ii) any event or circumstance which would constitute a breach of their respective representations and warranties in this Agreement, provided that the failure of Borden or MergerCo to comply with clause (ii) shall not subject Borden or MergerCo to any liability hereunder except as and to the extent Borden or MergerCo would be responsible for a breach of such representations and warranties pursuant to Section 11 (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder). Subject to the provisions of Section 13 hereof, Borden and MergerCo shall not and shall cause their respective affiliates not to take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.
         8.4      Public Disclosures
         Prior to the Imperial Termination Date, neither MergerCo nor Borden will issue any press release or make any other public disclosures concerning the existence or contents of this Agreement or the transactions contemplated hereby. On or after the Imperial Termination Date, neither MergerCo nor Borden will issue any press release or make any other public disclosures concerning this transaction or the existence or contents of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Until the first anniversary of the Closing Date the parties agree that prior to filing any report or document with the Securities and Exchange Commission containing language describing the Agreement and the transactions contemplated by or directly related to the Transaction Documents, each shall allow the other party reasonable time to comment on such language. Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures it determines in good faith to be required by law or regulation or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency; provided, that the party required to make the release or statement shall, if practicable in the circumstances, allow the other party reasonable time to comment on such release or statement in advance of such issuance.
         8.5      Access to Records and Personnel
                  (a) The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers, including independent accountants' workpapers, relating to the Business or the Assets in their possession (the "Books and Records") for the longer of
(i) the period of time set forth in their respective records retention policies on the Closing Date or (ii) for such longer period as may be required by law or any applicable court order.
                  (b) The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records (and will instruct such personnel to fully cooperate with the other party) for legitimate business reasons, such as the preparation of tax returns, the defense of litigation, the preparation of audited financial statements and in connection with the financing of the transactions contemplated hereby, provided, however, such access shall not interfere with the normal operation of the providing party's business. Borden will use its reasonable best efforts to cause the independent accountants that issued the reports relating to the 1995, 1996 and 1997 audited Financial Statements of the Business to consent to BDPH's use of such audited Financial Statements as may be required by applicable law in the disclosure documents relating to the financing contemplated by this Agreement or any subsequent financing involving a public offering. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs and accountants' fees and expenses) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which was (i) in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.
         8.6      Use of Materials Bearing the "Borden" Trademark
                  (a) Except as otherwise provided in the Borden Home License Agreement (defined below), for a period of 6 months after the Closing Date, Borden hereby grants to BDPH a non-exclusive non-assignable, royalty-free license to use the Borden(R) trademark (hereinafter in this Section 8.6 the "Trademark") on any and all packaging materials for Products on which the Trademark appears as of the Closing Date ("Packaging Materials"); provided that any such products manufactured by BDPH are manufactured, in all material respects, at the quality standards of Borden and consistent, in all material respects, with the quality standard used prior to Closing. Any such Packaging Materials bearing the Trademark not used within 6 months after the Closing Date may not be thereafter used by BDPH and shall be destroyed at MergerCo's sole expense unless otherwise agreed to by Borden in writing. Within the later of (i) one month after any extension granted by Borden pursuant to the previous sentence and (ii) 7 months following the Closing Date, BDPH shall provide to

Borden evidence reasonably satisfactory to Borden that all such Packaging Materials have been used or destroyed. BDPH shall defend, indemnify and hold Borden harmless from any product liability or similar claims arising from Products manufactured and sold by BDPH using such Packaging Materials. On and after the Closing, BDPH shall not be authorized to execute any purchase order bearing the Trademark and BDPH agrees immediately after Closing to destroy any and all such purchase order forms.
                  (b) On or prior to the Closing, Borden shall have delivered to MergerCo evidence that the inter-company trademark licensing agreements between Borden and its affiliates (other than Decorative Products Companies), on the one hand, and the Decorative Product Companies, on the other hand, listed on
Schedule 8.6(b) hereto shall have been terminated.
                  (c) On the Closing Date, BDPH and Borden shall execute and deliver a transition license agreement, substantially in the form of Exhibit A hereto (the "Borden Home License Agreement"), pursuant to which Borden shall grant to BDPH a non-assignable license to use, for a period of one year following the Closing Date, certain Borden Home-related trademarks.
         8.7      Employee Relations and Benefits
                  (a) Conduct Prior to Closing Date. Borden and its Subsidiaries shall be under no obligation to terminate any Business Employee; provided, however, that the Decorative Products Companies shall be under no obligation to maintain employment of any Business Employee following the Closing Date by virtue of any provision of this Agreement.
                  (b) Continuity of Employment. The parties agree that all Business Employees employed immediately prior to the Closing will be employed in the Business immediately after the Closing; provided, however, that the Decorative Products Companies shall be under no obligation to employ any Business Employee following the Closing Date.
                  (c) Collective Bargaining Agreements. The BDPH Canadian Subsidiary shall assume and be bound by the terms of the collective bargaining agreements listed on Schedule 8.7(c) which pertain to the Acquired Assets and Assumed Liabilities to be acquired or assumed by the BDPH Canadian Subsidiary (the "Collective Bargaining Agreements") as of the Closing Date.
                  (d) Comparable Benefits. Subject to Section 8.7(m), for one year following the Closing Date, BDPH shall offer such compensation and benefits (including, but not limited to, health, welfare, pension, vacation, savings and severance benefits), effective as of the Closing Date, to the Business Employees who are not in a unit represented by a collective bargaining agent that are comparable in the aggregate to the compensation and benefits that are in effect for Imperial employees immediately prior to Closing.
                  (e) Benefit Plan Participation. Except as expressly provided in this Section 8.7 or except as otherwise required by applicable law, all Business Employees shall cease active participation in (and accrual of additional benefits under) all Benefit Plans as of the Closing Date.
                  (f) Employment Liabilities. Except as otherwise specifically provided in this Section 8.7, BDPH shall be responsible and liable for (i) all liabilities and obligations relating to the participation of the Business Employees under the Benefit Plans before, on or after the Closing Date (including, but not limited to, medical, dental and life insurance benefits for the benefit of Business Employees who are receiving disability income payments under any Benefit Plan, but excluding all liabilities and obligations relating to the Borden,

Inc. Employees Retirement Income Plan (the "Borden U.S. Pension Plan"), any withdrawal liability incurred by or asserted with respect to any Benefit Plan that is a multiple employer plan or multiemployer plan, and long-term disability income benefits payable to U.S. Business Employees and Canada Business Employees for long-term disability claims reported to Borden by the making of application for disability benefits prior to Closing, which excluded liabilities shall be assumed and/or retained by Borden) and (ii) all liabilities and obligations in connection with the employment (or termination of employment) of the Business Employees before, on or after Closing including the assumption of the employment agreements with respect to the Business Employees.
                  (g) U.S. Defined Contribution Plans. (i) As of Closing, Borden shall cause the active participation by the U.S. Business Employees in the Borden, Inc. Retirement Savings Plan, the Borden, Inc. Union Savings Plan and the Borden, Inc. Associate Savings Plan (collectively, the "U.S. Savings Plans") to cease. Borden shall (A) as of Closing cause the trustees of the Savings Plans to identify, in accordance with the applicable spinoff provisions set forth under Section 414(l) of the Code, the assets of the U.S. Savings Plans representing the full account balances of the U.S. Business Employees for all periods of participation through Closing (including, as applicable, all employee contributions, employer contributions and all earnings attributable thereto); and (B) as soon as practicable (but in no event later than nine months) after Closing, make all required filings and submissions to appropriate governmental authorities and all required amendments to the U.S. Savings Plans and related trust agreements necessary to provide for the transfer of assets described in this Section 8.7(g). The U.S. Savings Plans shall be amended to provide that (A) there shall be no contributions thereto with respect to the U.S. Business Employees for periods after Closing and (B) all transferred employer contributions shall be fully vested.
                     (ii) BDPH shall (A) give Borden written notice of the name of the trustee of the defined contribution plan designated by BDPH to which the assets and liabilities for benefits of the U.S. Savings Plans are to be transferred (the "BDPH U.S. Savings Plan"), accompanied by a copy of the most recent favorable IRS determination letter for such plan received by BDPH, as promptly as possible after Closing, but in any event prior to the date on which such transfer is to occur; and (B) as soon as practicable (but in no event later than nine months) after Closing, make all required filings and submissions to appropriate governmental authorities. As soon as practicable after Closing, and pursuant to the procedures set forth below, Borden shall cause the trustees of the U.S. Savings Plans to transfer to the trustee of the BDPH Savings Plan the following amount (the "U.S. Savings Total Transfer Amount"): (A) the full account balances (in kind or in cash as determined by Borden, and notes for any loans to the U.S. Business Employees) of all U.S. Business Employees, whose account balances shall have been credited with appropriate earnings and contributions, if any, attributable to the period ending at the close of business on the Closing Date, plus (B) earnings on such account balances attributable to the period from the Closing Date to U.S. Savings Transfer Date, as defined below, reduced by (C) any benefit or withdrawal payments in respect of the U.S. Business Employees prior to the U.S. Savings Transfer Date. The "U.S. Savings Transfer Date" shall be the first day of the month following a 15th day of a month by which BDPH has requested the transfer and Borden has received copies of the applicable favorable IRS determination letter; provided, however, that in no instance shall such date occur more than nine months after Closing. On the U.S.

Savings Transfer Date, Borden shall transfer 90% of its good faith estimate of the U.S. Savings Total Transfer Amount. Upon the completion of a calculation of the U.S. Savings Total Transfer Amount by the record keeper for the U.S. Saving Plans (such calculation to occur no later than 120 days after the U.S. Savings Transfer Date and such calculation to be binding on BDPH), the U.S. Savings Plans shall transfer to the BDPH U.S. Savings Plan an amount equal to the difference between the U.S. Savings Total Transfer Amount and any amounts previously transferred to the BDPH U.S. Savings Plan or, if applicable, the BDPH U.S. Savings Plan shall transfer to the U.S. Savings Plans an amount equal to the difference between any amounts previously transferred to the BDPH U.S. Savings Plan and the U.S. Savings Total Transfer Amount. In consideration of the transfer of assets hereunder, BDPH shall, as of the U.S. Savings Transfer Date, cause the BDPH U.S. Savings Plan to assume the liabilities for benefits payable to plan participants and beneficiaries in respect of participants for whom assets (including notes) are transferred.
                    (iii) BDPH shall (A) permit repayment to the BDPH U.S. Savings Plan of the outstanding loans of the U.S. Business Employees (under the U.S. Savings Plans) by way of regular paycheck deductions and (B) take all steps required to effectuate such repayment (including, but not limited to, the amendment of its plans).
                     (iv) Any transfer of plan assets shall consist of cash, participants notes and fixed investment contracts (valued at their book value as of the date or dates of transfer) as determined by Borden.
                  (h) International Benefit Plans. Schedule 8.7 (h) describes additional obligations of BDPH and Borden with respect to Benefit Plans that are not U.S. Benefit Plans (collectively, the "International Benefit Plans"). To the extent that an International Benefit

Plan is not specifically addressed in Schedule 8.7(h), such International Benefit Plan shall be governed by the general provisions of this Section 8.7 and by applicable local laws.
                  (i) Pre-Closing Claims. In respect of pre-Closing benefits claims (including, without limitation, workers compensation claims, claims under Borden's self-insured retention programs and welfare benefit claims) assumed or retained by BDPH pursuant to Section 8.7, following the Closing until such time as BDPH provides Borden with reasonably satisfactory evidence that it has made arrangements to promptly process such claims, Borden shall have the option, but not the obligation, to process and pay such claims and BDPH hereby agrees to promptly reimburse Borden the amount paid in respect of such claims, as well as Borden's incremental costs of processing such claims.
                  (j) Post-Retirement Benefits. As of Closing, no Business Employee shall be eligible to receive "Post-Retirement Benefits" from Borden (including, but not limited to, retiree medical and retiree life benefits). To the extent that Business Employees receive (or are eligible to receive) any of the Post-Retirement Benefits generically described on Schedule 8.7(j) from Borden immediately prior to Closing, such Business Employees shall receive the same Post-Retirement Benefits from BDPH following Closing.
                  (k) Welfare Plans. Except with respect to the disability benefits retained by Borden pursuant to Section 8.7(f)(i) above, with respect to any BDPH Benefit Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA, or would be a "welfare benefit plan" if such plan was subject to ERISA) for the benefit of Business Employees on and after Closing, BDPH shall
(a) cause there to be waived any pre-existing condition limitations and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Borden immediately prior to Closing. Notwithstanding any other Section in this Agreement, BDPH shall assume all liabilities (whether incurred before, during or after the Closing) with respect to the FAS 106 and FAS 112 liabilities (including, but not limited to, Post-Retirement and Post-Employment Benefits) of the Business Employees.
                  (l) Accrued Vacation. With respect to any accrued but unused vacation time to which any Business Employee is entitled pursuant to the vacation policies, which, in the case of non-union vacation policies, are described on Schedule 8.7(l)-1, applicable to such employee (the "Vacation Policy") as of the Closing Date, BDPH shall allow such Business Employee to use such accrued vacation; provided, however, that if BDPH deems it necessary to disallow such employee from taking such accrued vacation, BDPH shall be liable for and pay in cash an amount that is consistent with vacation time accrued under the Vacation Policy to such employee.
                  (m) Severance. With respect to Business Employees covered by the Collective Bargaining Agreements, such Business Employees shall be covered by such severance benefits, if any, as provided by such Collective Bargaining Agreements. With respect to U.K. Business Employees, MergerCo shall provide such Business Employees terminated within 12 months of Closing, who otherwise qualify therefor, with severance benefits in accordance with the severance practices set forth in Schedule 8.7(m)-1. With respect to all other Business Employees, MergerCo shall provide severance benefits in accordance with the severance practices of Imperial set forth in Schedule 8.7(m)-2 to such Business Employees (who are either salaried or non-union hourly employees) terminated within 12 months of Closing who otherwise qualify therefor.

                  (n) Service Credit. With respect to the Business Employees, BDPH shall recognize all service with Borden and its Subsidiaries for purposes of eligibility and vesting under the BDPH Benefit Plans.
                  (o) WARN Act. BDPH agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting U.S. Business Employees and occurring on or after Closing or arising as a result of the transactions contemplated hereby.
                  (p) COBRA. BDPH agrees to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and any other applicable law on or after Closing.
                  (q) No Rights Conferred on Employees. Nothing herein, expressed or implied, shall confer upon any employee or former employee of Borden, BDPH or any Decorative Products Company or any of their affiliates (including, without limitation, the Business Employees) any rights or remedies including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.
                  (r) Retention of Certain Severance Liabilities. Borden agrees to retain all liabilities and obligations for any severance liabilities arising solely from the Asset Transfer, the Stock Transfer and the Merger, provided that any severance liabilities or obligations arising from the acts or omissions of MergerCo, or, following the Closing, BDPH and its Subsidiaries, shall be the responsibility of BDPH.

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         8.8      Intentionally Omitted
         8.9      "As Is" Condition
         Except as otherwise specifically provided by Borden in the representations and warranties of Borden set forth herein, and subject to the limitations with respect to such representations and warranties contained in this agreement, MergerCo agrees that it shall accept all Assets in an "As Is" "Where Is" condition at the Closing Date. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY BORDEN IN THE REPRESENTATIONS AND WARRANTIES OF BORDEN SET FORTH IN THE TRANSACTION DOCUMENTS, AND SUBJECT TO THE LIMITATIONS WITH RESPECT TO SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, BORDEN MAKES NO WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
         8.10     Intercompany Transactions
         Effective as of the Closing Date, all intercompany receivables or payables and loans (including intercompany obligations with respect to foreign currency contracts or other derivative financial contracts) then existing between Borden and any affiliates of Borden which are not Decorative Products Companies (collectively the "Borden Affiliates") on the one hand, and any of the Decorative Products Companies, on the other hand, shall be netted and the remaining balance will be deemed to be treated as an intercompany dividend or capital contribution, as the case may be, and all Contracts between such parties will terminate except as specified in Schedule 8.10.

         8.11     Non-Solicitation
         Until the Closing shall actually have occurred, MergerCo acknowledges that it remains subject to paragraph 12 of the Confidentiality Letter.
         8.12     Guarantees
         BDPH shall use its commercially reasonable efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations or the payment of any amounts) to cause itself or one or more of its affiliates to be substituted in all respects for the Borden Affiliates, effective as of the Closing, in respect of all obligations of the Borden Affiliates under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort obtained by the Borden Affiliates for the benefit of the Business listed on Schedule 8.12 (the "Guarantees").
         8.13     Financing
                  (a) If MergerCo is unable to arrange and/or cause BDPH to obtain any portion of the financing described in the Commitment Letters due to facts or circumstances relating to Imperial or the C&A Transaction, then MergerCo shall use its reasonable best efforts to arrange and/or cause BDPH to obtain alternative financing for the consummation of the transactions (excluding the C&A Transaction) contemplated hereby from other sources or in any other commercially reasonable manner, provided, however, that reasonable best efforts shall not be deemed to include acceptance of financial or other terms that MergerCo determines are not, taken as a whole, at least as favorable in all material respects to MergerCo as the terms contained in the Commitment Letters. MergerCo will inform Borden within 24 hours of any determination that it is unable to arrange any financing.

                  (b) At Closing, MergerCo will be capitalized as contemplated by the Blackstone Commitment Letter. In the event that Blackstone contributes additional equity capital (the amount of such additional contribution, together with any shares of BDPH Common Stock received by C&A from Blackstone following the Closing Date in the C&A Transaction (provided such common stock is expressed in the definitive documentation of the C&A Transaction on or prior to the Imperial Termination Date as a fixed number of shares and is not amended with respect to such number of shares without the prior written consent of Borden), valued on the same basis as the shares of BDPH Common Stock held by Blackstone on the Closing Date immediately following the Merger, the "C&A Capital Amount") to BDPH in connection with a closing of the C&A Transaction which is subsequent to the Closing Date and subject to the condition that no additional shares of BDPH Common Stock or common stock of any subsidiary of BDPH and no options, warrants, appreciation rights or other rights of any kind relating to the BDPH Common Stock or the common stock of any subsidiary of BDPH are issued in connection with the C&A Transaction, then the Cash Refund Amount (as defined below), if any, shall be paid by Borden to BDPH by wire transfer within 2 business days of notice thereof in writing to Borden following the closing of the C&A Transaction. The term "Cash Refund Amount" shall mean the excess, if any, of (i) the Cash Amount as actually calculated at the Closing over (ii) the Cash Amount as it would have been calculated at the Closing had the C&A Capital Amount been provided to MergerCo prior to the Closing; provided, that in no event shall the Cash Amount calculated pursuant to either clause (i) or clause
(ii) of this definition ever be less than $309,550,000.
                  (c) From and after the opening of business on the Closing Date, BDPH shall be responsible for funding all disbursements of the Business; Borden will be responsible therefor prior thereto. Any cash, cash equivalents, similar investments, certificates of deposit, Treasury bills and other marketable securities at the Closing shall be treated by the parties consistent with Section 2.3(c).
         8.14     Buy-Out of BLC Assets
         The "BLC Master Lease" shall mean the master lease dated June 1, 1990 between Citicorp Bankers Leasing Corporation ("Citicorp") and Borden pursuant to which the machinery and equipment described in Schedule 8.14 (the "BLC Assets") are leased to Borden by Citicorp. Prior to the Closing Date, Borden and MergerCo shall each use commercially reasonable efforts to assign the BLC Master Lease, relating to the BLC Assets, to BDPH, provided, however, that nothing herein will require BDPH, MergerCo or any affiliate of MergerCo (or any subsidiary of BDPH or any post-merger affiliate of BDPH) to expend money or incur any liability or obligation to obtain such assignment. If, prior to the Closing Date, Citicorp has not agreed to such assignment effective prior to the Closing, then Borden shall pay to Citicorp immediately prior to the Closing, by wire transfer of immediately available funds, the BLC Buy-Out Amount (as defined below). If such assignment is procured prior to the Closing Date on or prior to the Closing Date, MergerCo shall arrange to have all BLC Assets which by law are required to carry liability or other insurance insured in accordance with applicable law. The "BLC Buy-Out Amount" shall mean approximately $639,240 (the equity balance payable by Borden as of September 30, 1997 under the BLC Master Lease to acquire title to the BLC Assets) less any lease payments on such BLC Assets made by Borden from the date on which the foregoing equity balance was calculated through the Closing Date.
         8.15     Services Agreement

         On the Closing Date, BDPH and Borden shall execute and deliver agreements, substantially in the form attached hereto as Exhibit B (the "Services Agreements"), pursuant to which Borden shall agree to provide certain services on the terms and subject to the conditions set forth therein.
         8.16     Nondisclosure; Noncompetition
                  (a) From and after the Closing Date, Borden shall not, and shall cause its subsidiaries not to use, divulge, furnish or make accessible to anyone (except to the extent otherwise required in the opinion of Borden's counsel, by applicable law, regulation or legal process) any proprietary, material non-public, confidential or secret information to the extent relating to the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers), and Borden and its subsidiaries shall cooperate reasonably with MergerCo in preserving such proprietary, confidential or secret aspects of the Business. After the Closing Date and to the extent provided in the applicable confidentiality letter, Borden shall use its reasonable best efforts to retrieve (or obtain an agreement to destroy) any written evaluation and due diligence materials distributed to parties (other than MergerCo and affiliates of MergerCo and other than parties who are involved in the sales process for Borden's Columbus Coated Fabrics division and/or Orchard division), and any materials incorporating or based on such materials, in connection with the sales process undertaken by Borden in connection with the proposed sale of the Business and take such other actions as BDPH may request to enforce Borden's rights under any agreements similar to the confidentiality letter for the benefit of BDPH; provided that BDPH shall reimburse Borden for its out-of-pocket costs in connection with its obligations in this sentence.

                  (b) For a period of two years after the Closing Date, other than as a result of the BDPH Common Stock owned pursuant to this Agreement, Borden shall not, and shall cause its subsidiaries not to, directly or indirectly, manufacture or sell any Products manufactured or sold by the Residential Wallcoverings and Vernon Plastics businesses as of the Closing, or own stock or otherwise have an equity interest in any person or entity engaged in such business (other than holding less than 5% of the stock of a publicly held corporation engaged in such business). Notwithstanding the foregoing, Borden may engage in a transaction whereby, directly or indirectly, it acquires (whether by merger, stock purchase, purchase of assets or otherwise), any person or business, or any interest in any person or business, engaged at the time of such acquisition in the manufacture or sale of any products manufactured or sold by the Business as of the Closing provided that, at the time of such transaction, no more than 25% of such person's or business's revenues result from products of a type manufactured by the Business as of the Closing. None of Borden and its subsidiaries will, for a period of two years from the Closing Date, solicit for hire any employees of the Business without the prior written consent of MergerCo; provided, however, that the foregoing provision will not prevent Borden from hiring any such person (i) who contacts Borden on his or her own initiative without any direct or indirect solicitation by or encouragement from Borden, (ii) who responds to a public advertisement placed by Borden, (iii) who has not been employed by BDPH during the preceding six months or (iv) who has been terminated by BDPH. Borden and its subsidiaries agree that a violation of this Section 8.16 will case irreparable injury to MergerCo, and MergerCo will be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Borden and its subsidiaries from doing or continuing to do any such violation and any other violations or threatened violations of Section 8.16.
                  (c) Borden and its subsidiaries acknowledge and agree that the covenants set forth in this Section 8.16 are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 8.16(c), any of the provisions of this Section 8.16 relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced by the maximum restriction deemed enforceable by such court.
         8.17 PVC Contract. Following the Closing, in connection with any sale by BDPH of the Vernon plastics division of the Business in a single transaction, Borden will cause its Subsidiary which acts as general partner of BCP (as defined in Section 9.3(o)) to cooperate, subject to such Subsidiary's duties as general partner, if any, in any required assignment of the contract referred to in Section 9.3(o).
         8.18     Stockholders Agreement
         On the Closing Date, Blackstone, BDPH and Borden shall execute and deliver an agreement ("Stockholders Agreement"), incorporating the terms of the term sheet attached hereto as Annex B, pursuant to which Borden, BDPH and Blackstone will agree to certain rights and obligations with respect to the BDPH Common Stock owned by such parties. Borden and MergerCo will endeavor to agree upon the definitive form of the Stockholders' Agreement prior to the Imperial Termination Date.
         8.19  Insurance Covenant
         With respect to any loss, liability or damage suffered after the Closing Date resulting from or arising out of the conduct of the Business on or prior to the Closing Date or for which the Asset Seller or any of its affiliates (other than BDPH) (a "Borden Insured Party") would be entitled to assert, or cause any other person to assert, a claim for recovery under any policy of Insurance underwritten by third parties not affiliated with Borden, at the reasonable request of BDPH and to the extent permitted under such applicable policies of Insurance without the payment of additional premiums in connection therewith, such Borden Insured Party will assert one or more claims under the policies of Insurance covering such loss, liability or damage if BDPH is not itself entitled to assert such claim, but such Borden Insured Party is so entitled; provided, however, that all of the Borden Insured Parties' reasonable out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence hereof, are, at the option and in the sole discretion of the entity incurring such costs and expenses, paid in advance of the entity incurring such costs and expenses, or promptly reimbursed by MergerCo and/or BDPH. To the extent required under the terms of the policies of Insurance to give effect to the foregoing, Borden will be deemed, solely for the purpose of asserting claims for recovery under such Insurance to have assumed or retained liability for such loss, liability or damage but only to the extent of the policy limits of the applicable policy of Borden Insurance; provided, however, that (i) BDPH and/or Holding's



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                                                                              85


obligations under Section 11.2 will not be affected by the provisions hereof and
(ii) with respect to any claim made by any Borden Insured Party under any Insurance pursuant to this section, BDPH and/or MergerCo will indemnify, defend and hold harmless Borden and each of its affiliates (other than BDPH) and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Borden Losses relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention or retroactive or retrospective premium resulting from claims made hereunder or other like arrangement by which any such entity, including without limitation any captive insurance company, retains any liability or obligation under any such policy of Insurance or otherwise.
         8.20 Certain Purchasers. Promptly after the Imperial Termination Date, Borden shall offer to purchase, subject to the occurrence of the Closing, any and all shares of BDPH Common Stock to be owned beneficially or of record following the Merger by persons other than Borden or any subsidiary of Borden who were holders of shares of BDPH Common Stock prior to the Merger for cash at a price per share equal to the Per Share Consideration and, following the occurrence of the Closing, shall purchase promptly all such shares from holders accepting such offer. If any such shares are not so purchased, the parties will endeavor to cause all shareholders to become parties to the Stockholders' Agreement.

9.       CONDITIONS
         9.1 Conditions Precedent to Obligations of MergerCo and Borden
The respective obligations of MergerCo and Borden to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
                  (a) No Injunction, etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits this Agreement or any material transaction contemplated hereby, including without limitation, the consummation of the Asset Transfer, the Stock Transfer or the Merger, and no governmental authority (an "Enforcement Authority") shall have initiated any action to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement which action remains outstanding at the time in question.
                  (b) Regulatory Authorizations. All (i) consents, approvals, authorizations and orders of federal, state and foreign governmental and regulatory authorities as are necessary in connection with the Asset Transfer, the Stock Transfer or the Merger or which if not obtained could be reasonably likely to subject BDPH, MergerCo, Borden or any Subsidiary, or any officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the "Required Consents") shall have been obtained, except for Required Consents the failure to obtain which, individually or in the aggregate, are not material to the operations of the Business taken as a whole and the failure of which to obtain would not subject MergerCo, BDPH or Borden or Borden's affiliates, or any officers, directors or agent of any such person to civil or criminal liability; provided that for purposes of this clause (b) applicable waiting periods specified under the Hart-Scott Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.
         9.2      Conditions Precedent to Obligation of Borden
         The obligation of the Borden to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:
                  (a) Accuracy of MergerCo's Representations and Warranties; Covenants of MergerCo. The representations and warranties of MergerCo contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of MergerCo set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; provided that for purposes only of the condition set forth in this
Section 9.2(a) any breach of a representation or warranty will be considered both individually and together with any other such breaches; MergerCo shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and Borden shall have received a certificate signed by an officer of MergerCo to such effect.
                  (b) Stockholders Agreement. Blackstone and BDPH shall have executed and delivered to Borden the Stockholders Agreement.
                  (c) Borden Home License Agreement. MergerCo shall have executed and delivered to Borden the Borden Home License Agreement.

                  (d) Services Agreement. MergerCo shall have executed and delivered to Borden the Services Agreement.
                  (e) Exemption Certificates. MergerCo shall have executed and delivered to Borden all certificates required by all relevant taxing authorities that are necessary to support any applicable exemption from the imposition of any sales or similar tax on the transfer of the Acquired Assets or the Decorative Products Company Stock.
                  (f) Stock Certificates. Subject to compliance with the provisions of Section 4.2(f), Borden shall have received stock certificates representing the Retained Shares.
                  (g) Corporate Documents. Borden shall have received from MergerCo certified copies of the resolutions duly adopted by the Board of Directors of MergerCo approving the execution and delivery of the Transaction Documents by MergerCo and the consummation of the transactions contemplated thereby, and such resolutions shall be in full force and effect as of the Closing Date.
                  (h) Opinion of Counsel. Borden shall have received an opinion of Jones, Day, Reavis & Pogue, counsel to MergerCo, substantially to the effect set forth in Exhibit C.
         9.3      Conditions Precedent to Obligation of MergerCo
         The obligation of MergerCo to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:
                  (a) Accuracy of Representations and Warranties of Borden; Covenants of Borden. The representations and warranties of Borden and BDPH contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Borden set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to



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                                                                              89



the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; provided that for purposes only of the condition set forth in this Section 9.3(a) any breach of a representation or warranty will be considered both individually and together with any other such breaches; Borden shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and MergerCo shall have received a certificate signed by an officer of Borden to such effect;
                  (b) Financing. All conditions precedent to BDPH's being entitled to receive the proceeds of the Financing shall have been satisfied or waived.
                  (c) Stockholders Agreement. Borden shall have executed and delivered to MergerCo the Stockholders Agreement.
                  (d) Borden Home License Agreement. Borden shall have executed and delivered to MergerCo the Borden Home License Agreement;
                  (e) Services Agreement. Borden shall have executed and delivered to MergerCo the Services Agreements;
                  (f) Termination Agreement. Borden and its affiliates shall have executed and delivered to MergerCo a termination agreement ("Termination Agreement"), terminating the inter-company trademark licensing agreements listed on Schedule 8.6(b);
                  (g) Certain Payments. If applicable, Borden shall have made the payments contemplated by Section 8.14;
                  (h) Corporate Documents. MergerCo shall have received from Borden and the Subsidiaries certified copies of the resolutions duly adopted by the Boards of Directors of Borden and the Subsidiaries, and certified copies of the resolutions duly adopted by the shareholders of Borden and the Subsidiaries where required, approving the execution and delivery of the Transaction Documents by Borden and the consummation of the transactions contemplated thereby, and such resolutions shall be in force and effect as of the Closing Date;
                  (i) Consents. Consent, if and to the extent required, to the assignment to the BDPH Canadian Subsidiary of the lease of the property at 195 Walker Drive, Brampton, Ontario shall have been obtained or, in Borden's sole discretion, in lieu of any such consent, a new lease putting the Business in substantially the same position as such consent shall have been entered into.
                  (j) Material Adverse Effect. Since the date of the Interim Balance Sheet, there shall not have occurred (i) a Material Adverse Effect or
(ii) any event which could reasonably be expected to have a Material Adverse Effect;
                  (k) Opinion of Counsel. MergerCo shall have received an opinion of the General Counsel of Borden substantially to the effect set forth in Exhibit D;
                  (l) No Outstanding BDPH Warrants or Options. After giving effect to the transactions contemplated to occur at the Closing, there will not be outstanding any options, warrants, convertible securities or other rights of any kind exercisable, convertible or exchangeable into or evidencing the right to purchase any capital stock of BDPH ("BDPH Options").
                  (m) No C&A Injunctions, Etc. (i) At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the C&A Transaction (or the operative acquisition agreements in connection therewith) and no Enforcement Authority shall have initiated any action to restrain, enjoin or otherwise prohibit the consummation of the C&A Transaction (or the operative acquisition agreements in connection therewith) on antitrust or competition grounds.
                           (ii) The applicable waiting periods specified under
the Hart-Scott Act with respect to the transactions contemplated by the C&A Transaction shall have lapsed or been terminated and all consents, approvals, authorizations and orders of federal, state and foreign governmental and regulatory authorities which if not obtained could be reasonably expected to subject MergerCo or any officer, director or agent of MergerCo to criminal liability shall have been obtained.
                  (n) Release of Liens. Borden shall have delivered to MergerCo evidence reasonably satisfactory to MergerCo of the release and termination of all Liens (other than Permitted Liens) in respect of Balance Sheet Indebtedness.
                  (o) New PVC Contract. BDPH and Borden Chemical and Plastics Operating Limited Partnership, a Delaware Partnership ("BCP"), shall have entered into a new contract (the "New PVC Contract") for the purchase by BDPH or, if in existence, a wholly owned subsidiary of BDPH designated by MergerCo, and BCP's sale of polyvinyl chloride on terms at least as favorable as those terms contained in the PVC Purchase Agreement made as of November 30, 1987, between Borden and BCP, having a term expiring on November 30, 2002.
                  (p) Asset Transfer. The Asset Transfer and the Stock Transfer shall have been consummated, BCL and the BDPH Canadian Subsidiary shall have executed and delivered a Bill of Sale and an Assumption Agreement substantially in the form of Exhibits E and F, respectively, a copy of which Bill of Sale and Assumption Agreement shall have been



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                                                                              92



provided to MergerCo and Borden shall have delivered to MergerCo evidence satisfactory to MergerCo that the Stock Transfer has been consummated.
10.      CLOSING
         10.1     Generally
                  (a) Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 13 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location in New York City to be agreed upon by the parties, at 10:00 a.m., New York City time, on December 31, 1997 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in Section 9 hereof are satisfied or waived), or such other date, time and place as shall be agreed upon by Borden and MergerCo (the actual date and time being herein called the "Closing Date").
                  (b) Subject to the terms and conditions of this Agreement, the respective deliveries to be performed by MergerCo and Borden and the Subsidiaries will take place in the sequence specified in Section 5.1(a).
                  (c) Notwithstanding the foregoing, the parties hereto agree that, unless otherwise agreed to in writing, the Closing shall not be deemed to have occurred until such time as all of the transfers, transactions and deliveries contemplated by Section 5.1(a) hereof been completed in accordance with the requirements of such Section and no transfer, transaction or delivery contemplated by Section 5.1(a) shall be deemed to be valid or in full force and effect until such time as all of the transfers, transactions and deliveries contemplated by Section 5.1(a) have been consummated.

         10.2     MergerCo Deliveries
         At the Closing, MergerCo shall deliver or cause BDPH to deliver, (i) the Aggregate Consideration in accordance with the sequence set forth in Section 5.1(a) hereof, (ii) the documents described in Section 9.2 hereof and (iii) such other documents and instruments as counsel for MergerCo and Borden mutually agree to be reasonably necessary to consummate the transactions described herein.
         10.3     Borden Deliveries
         At the Closing, Borden shall deliver, or cause one or more of the Subsidiaries or affiliates to deliver, to BDPH, the following executed instruments in such form and substance as indicated in any applicable Schedule hereto, or as is reasonably acceptable to MergerCo:
                  (a) a copy of the certificate of incorporation of each of the Decorative Products Companies, as amended, certified as of a date not earlier than 10 days prior to the Closing Date, by the corporate Secretary for each of said corporations;
                  (b) the documents described in Section 9.3 hereof;
                  (c) stock certificates representing shares of BDPH duly endorsed or accompanied by stock powers duly executed;
                  (d) warranty deeds to any Owned Real Properties of BCL; and
                  (e) such other documents and instruments as counsel for MergerCo and Borden mutually agree to be reasonably necessary to consummate the transactions described herein.



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                                                                              94



11.      INDEMNIFICATION
         11.1     Indemnification by Borden
         (a) Borden shall defend, indemnify and hold BDPH, MergerCo and their respective affiliates harmless from and against and in respect of any and all losses, claims, demands, actions, suits or proceedings (by any person or entity, including without limitation any governmental authority in connection therewith or in enforcing BDPH's, MergerCo's and their respective affiliates' rights hereunder), liabilities, damages, judgements, settlements and expenses, including reasonable attorneys' fees in connection therewith or in enforcing BDPH's, MergerCo's and their respective affiliates' rights hereunder incurred directly by any such person or entity (hereinafter "MergerCo Losses") which arise out of (i) any breach of any of the representations or warranties contained in Section 6 hereof, in any other Transaction Document or in any certificate delivered in connection with the Closing, (ii) any breach of any of the covenants of Borden (other than the covenant set forth in clause (ii) of the first sentence of Section 8.3(d)) in this Agreement), (iii) the ownership, operation or use of any of the Excluded Assets, (iv) any direct or derivative claim or action by a holder of BDPH Common Stock or any rights to purchase BDPH Capital Stock, including, without limitation, any action by such a holder who has demanded payment for and an appraisal of such shares in accordance with
Section 262 of the DGCL, (v) liabilities and obligations of the Decorative Products Companies that do not arise principally out of or pertain principally to the Business or the Assets and (vi) any of the Excluded Liabilities and any liabilities retained by Borden pursuant to Section 8.7. MergerCo or BDPH shall give Borden prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together if reasonably possible with the estimated amount of such claim, and Borden shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying MergerCo within 30 days of receipt of MergerCo's or BDPH's written notice; provided, however, that Borden's counsel shall be reasonably satisfactory to MergerCo. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice and then only to the extent proximately resulting therefrom. If MergerCo or BDPH desires to participate in any such defense assumed by Borden, it may do so at its sole cost and expense (except that Borden shall be responsible for the fees and expenses of counsel to MergerCo or BDPH to the extent MergerCo or BDPH is advised, in writing by its counsel, that either (x) Borden's counsel has a conflict of interest, or (y) there are legal defenses available to MergerCo that are different from or additional to those available to Borden (but only to the extent of such additional defenses)). If Borden declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by MergerCo or BDPH, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.
                  (b) The foregoing obligation to indemnify MergerCo, BDPH and their respective affiliates set forth in Section 11.1(a) shall be subject to each of the following limitations:

                  (i) Borden's indemnification obligation for any breach of the representations and warranties described in Section 6 of this Agreement shall survive until April 1, 1999 (other than the Five-Year Reps which shall survive until the fifth anniversary of the Closing), and thereafter all such representations and warranties of Borden under this Agreement shall be extinguished. No claim for the recovery of such MergerCo Losses may be asserted by MergerCo after April 1, 1999 (other than claims asserted for breaches of the Five-Year Reps which shall survive and may be asserted until the fifth anniversary of the Closing); provided, however, that claims first asserted in writing with reasonable specificity within the applicable period shall not thereafter be barred;
                  (ii) No reimbursement for MergerCo Losses asserted against Borden under Section 11.1(a)(i), above shall be required unless and until the cumulative aggregate amount of such MergerCo Losses equals or exceeds US $2,500,000 (the "Threshold") and then only to the extent that the cumulative aggregate amount of MergerCo Losses exceeds the Threshold; provided that in calculating such Threshold any MergerCo Losses which individually and when considered together with any related MergerCo Losses total less than US $25,000 each ("De Minimis MergerCo Losses") shall be excluded in their entirety and Borden in any event shall have no liability hereunder to BDPH, MergerCo and their respective affiliates under Section 11.1(a)(i) for any such De Minimis MergerCo Losses.
                  (iii) Borden's liability to MergerCo and its affiliates under
         Section 11.1(a)(i) for MergerCo Losses in excess of the Threshold shall not exceed $80,000,000.

         (c) The indemnities provided in this Section 11.1 shall survive the Closing. The indemnity provided in this Section 11.1 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a) and (b).
         (d) In no event shall Borden be liable to MergerCo or its affiliates for special, indirect, incidental, consequential or punitive damages, except for such instances, if any, where the MergerCo Losses result from a third-party claim to which Borden is required to indemnify MergerCo or its affiliates pursuant to Subsection 11.1 (a)(iii)-(v) of this Agreement.
         (e) The indemnities provided in this Section 11.1 shall survive any investigation prior to Closing by or on behalf of MergerCo or any knowledge or information MergerCo may have, subject to the limitations on indemnification set forth in Section 11.1(b)(i) of this Agreement.
         11.2     Indemnification by BDPH
         (a) BDPH shall defend, indemnify and hold Borden and its affiliates harmless from and against and in respect of any and all actual losses, claims, demands, actions, suits or proceedings (by any person or entity, including without limitation any governmental authority in connection therewith or in enforcing Borden's and its Affiliates' rights hereunder), liabilities, damages, judgements, settlements and expenses, including reasonable attorney fees, in connection therewith or in enforcing Borden's and its Affiliates' rights hereunder incurred directly by Borden and its affiliates (hereinafter the "Borden Losses"; together with MergerCo Losses, "Losses") arising out of (i) any breach of any of the representations or warranties contained in Section 7 hereof, (ii) any breach of any of the covenants of MergerCo (other than the covenant set forth in clause (ii) of the first sentence of Section 8.3(d)) in this Agreement, (iii) the ownership, operation or use of the Assets after the Closing and (iv) any Assumed Liabilities and any liabilities retained by BDPH pursuant to Section 8.7. Borden shall give BDPH prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together if reasonably possible with the estimated amount of such claim, and BDPH shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Borden within 30 days of receipt of Borden's written notice; provided, however, that BDPH's counsel shall be reasonably satisfactory to Borden. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Borden desires to participate in any such defense assumed by BDPH it may do so at its sole cost and expense (except that BDPH shall be responsible for the fees and expenses of counsel to Borden to the extent the Borden is advised, in writing by its counsel, that either (x) BDPH's counsel has a conflict of interest, or (y) there are legal defenses available to Borden that are different from or additional to those available to BDPH (but only to the extent of such additional defenses)). If BDPH declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by Borden and its affiliates, including reasonable fees and disbursements of counsel. Neither party shall, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.
         (b) The foregoing obligation to indemnify Borden and its affiliates set forth in Section 11.2(a) shall be subject to each of the following limitations:
                  (i) BDPH's indemnification obligation for any breach of the representations and warranties described in Section 7 of this Agreement shall survive until April 1, 1999 other than the Long-Term Reps which shall survive until the fifth anniversary of the Closing, and thereafter all such representations and warranties of MergerCo under this Agreement shall be extinguished. No claim for the recovery of such Borden Losses may be asserted by Borden after April 1, 1999 (other than claims asserted for breaches of the Long-Term Reps which shall survive and may be made until the fifth anniversary of the Closing); provided, however, that claims first asserted in writing with specificity within such period shall not thereafter be barred;
                  (ii) No reimbursement for the Borden Losses asserted against MergerCo under Section 11.2(a)(i), above shall be required unless and until the cumulative aggregate amount of such Borden Losses equals or exceeds US $2,500,000.00 (the "MergerCo Threshold") and then only to the extent that the cumulative aggregate amount of the Borden Losses, as finally determined, exceeds the MergerCo Threshold; provided that in calculating such Threshold any Losses which individually and when considered together with any related Borden Losses total less than US$25,000 each ("De Minimis Losses") shall be excluded in their entirety and in any event shall have no liability hereunder to Borden and its affiliates for any such De Minimis Losses.

                  (iii) BDPH's liability to Borden and its affiliates under
         Section 11.2(a)(i) for the Borden Losses in excess of the MergerCo Threshold shall not exceed $80,000,000.
         (c) The indemnities provided in this Section 11.2 shall survive the Closing. The indemnity provided in this Section 11.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a) and (b).
         (d) In no event shall MergerCo or BDPH be liable to Borden or its affiliates for special, indirect, incidental, consequential or punitive damages except for such instances, if any, where the Borden Losses result from a third party claim to which BDPH is required to indemnify Borden of its affiliates pursuant to Subsections 11.2(a)(iii)-(iv) of this Agreement.
         (e) The indemnities provided in this Section 11.2 shall survive any investigation prior to Closing by or on behalf of Borden or any knowledge or information that Borden may have, subject to the limitations or indemnification set forth in Section 11.2(b)(i) of this Agreement.
         11.3     Indemnification Calculations
         (a) The amount of any Borden Losses or MergerCo Losses for which indemnification is provided under this Section 11 shall be computed net of any net insurance proceeds received by the indemnified party in connection with such Losses, reduced by all costs and expenses related thereto and any retrospective or other premium increase or expense resulting therefrom. If the amount with respect to which any claim is made under this Section 11 (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim if and to the extent actually realized by such party. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 11.3, a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is actually reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise), after first taking into account all other losses, deductions, credits and other tax items available to the parties, plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized only after any other losses, deductions, credits or items. For the purposes of this Section 11, a Tax Benefit is "currently realizable" to the extent such Tax Benefit is realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 11.3. The amount of the refunded reduction or payment shall be deemed a payment under this Section 11.3 and thus shall be paid subject to any applicable reductions under this Section 11.3.
         (b) If the amount of any Borden Losses or MergerCo Losses, at any time subsequent to the making of an indemnity payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other person, the amount of such reduction, together with interest thereon from the date of payment thereof at the rate of interest described in Section 5.2(d), will promptly be repaid by the indemnitee to the indemnifying party. Upon making any indemnity payment the indemnifying party will, to the extent of such indemnity payment, be subrogated to all rights of the indemnitee or an insurer of the indemnitee in respect of the Loss to which the indemnity payment relates; provided, however, that (i) the indemnifying party shall then be in compliance with its obligations under this Agreement in respect of such loss and (ii) until the indemnitee recovers full payment of its loss, any and all claims of the indemnifying party against any such third person on account of said indemnity payment will be subrogated and subordinated in right of payment to the indemnitee's rights against such third person. Without limiting the generality or effect of any other provision hereof, each such indemnitee and indemnifying party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
         (c) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Aggregate Consideration, unless otherwise required by applicable law.

12.      TAX MATTERS
         12.1     Tax Indemnification
                  (a) Following the Closing, Borden shall indemnify MergerCo and its affiliates (including the Decorative Products Companies) and each of their respective officers, directors, employees, agents and other representatives and hold them harmless from (i) all liability for income Taxes (other than any liability for UK national income taxes for 1997 and any portion of 1998 prior to the Closing) of the Decorative Products Companies, for a Pre-Closing Tax Period (as defined below), (ii) all liability as a result of Treasury Regulation
Section 1.1502-6(a) for U.S. federal income Taxes of Borden or any of its affiliates or any other entity which is or has been affiliated with the Decorative Products Companies and BCL relating to a Pre-Closing Tax Period,
(iii) all liability for Taxes attributable to actions taken after the Closing by Borden or any of its affiliates (other than the Decorative Products Companies) or attributable to a breach by Borden of any covenant contained in Section 12.2 and (iv) all liability for U.K. national income taxes of the Decorative Products Companies for 1997 and any portion of 1998 prior to the Closing in excess of $7,957,000. Notwithstanding the foregoing, Borden shall not indemnify and hold harmless any of MergerCo, its affiliates or their respective officers, directors, employees and agents from any liability for Taxes attributable to (i) Taxes of the Decorative Products Companies for the Pre-Closing Tax Period to the extent of the accrual, if any, established therefor and reflected as Balance Sheet Indebtedness or as a current liability in the calculation of Closing Working Capital or (ii) any action taken after the Closing by MergerCo, any of its affiliates (including the Decorative Products Companies), or any transferee of MergerCo or any of its affiliates (other than any such action expressly required by applicable law or by this Agreement) (a "MergerCo Tax

Act") or attributable to a breach by MergerCo of any covenant contained in
Section 12.2 of this Agreement. "Pre-Closing Tax Period" shall mean all or any portion of a taxable period ending on or before the Closing Date.
                  (b) Following the Closing, MergerCo shall, and shall cause the Decorative Products Companies to, indemnify Borden and its affiliates and each of their respective officers, directors, employees, and agents and hold them harmless from (i) all liability for Taxes of the Decorative Products Companies for any Post-Closing Tax Period, (ii) all liability for Taxes attributable to a MergerCo Tax Act or to a breach by MergerCo of any covenant contained in Section
12.2 of this Agreement, (iii) all liability for up to $7,957,000 of U.K. national income taxes of the Decorative Products Companies for 1997 and any portion of 1998 prior to the Closing and (iv) all liability for Taxes of the Decorative Products Companies for the Pre-Closing Tax Period to the extent of the accrual, if any, established therefor as Balance Sheet Indebtedness or as a current liability in the calculation of Closing Working Capital.
                  "Post-Closing Tax Period" shall mean all or any portion of a taxable period beginning after the Closing Date.
                  (c) Procedures Relating to Indemnification of Tax Claims. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to a party (the "First Party"), one of its affiliates or any of their respective officers, directors, employees, agents or representatives pursuant to this Section 12.1, the First Party shall promptly and in any event no more than 30 days following the First Party's receipt of written notice of such claim, give notice to the other party (the "Second Party") in writing of such claim (a "Tax Claim"); provided, however, the failure of the First Party to give such notice shall not affect the indemnification provided hereunder except to the extent the Second Party has been actually prejudiced as a result of such failure (except the Second Party shall not be liable for any expenses incurred during the period in which the First Party failed to give such notice).
                  With respect to any Tax Claim relating to a Pre-Closing Tax Period for which Borden has indemnified MergerCo, Borden shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. With respect to any Tax Claim related to a Post-Closing Tax Period or with respect to which MergerCo has otherwise indemnified Borden, MergerCo shall control proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed or sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. To the extent that any Tax Claim relates to both a Pre-Closing Tax Period and a Post-Closing Tax Period, or to a Tax Claim for which both parties may be obligated, Borden and MergerCo shall jointly participate in the resolution of such Tax Claim and shall each proceed in good faith to achieve a mutually agreeable result.

                  Borden and MergerCo and each of their respective affiliates shall reasonably cooperate with each other in contesting any Tax Claim, which cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
                  In no case shall any of MergerCo or the Decorative Products Companies settle or otherwise compromise any Tax Claim relating to a Pre-Closing Tax Period for which Borden has indemnified MergerCo without Borden's prior written consent. In no case shall Borden or any of its affiliates settle or otherwise compromise any Tax Claim relating to a Post-Closing Tax Period or for which MergerCo has otherwise indemnified Borden without MergerCo's prior written consent. In the event that any party violates the provisions of this paragraph (relating to the settlement or compromise of Tax Claims), such party shall not be entitled to any indemnity payments with respect to any indemnifiable claim (relating to such Tax Claims) pursuant to this Section 12.1.
                  (d) Indemnification Calculations. The amount payable with respect to any Tax Claim and the treatment and adjustment thereof shall be governed by the provisions of Section 11.3 of this Agreement.

         12.2     Other Tax Matters
                  (a) Borden and its subsidiaries and MergerCo shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns for Pre-Closing Tax Periods. Neither MergerCo nor any Decorative Products Company shall file or cause to be filed any amended return of Borden or any of its affiliates for any Pre-Closing Tax Period without the prior written consent of Borden, which consent may not be unreasonably withheld or delayed.
                  (b) The amount or economic benefit of any refunds, credits or offsets of Taxes of any Decorative Products Company shall be for the account of Borden or its affiliates to the extent such refund, credit or offset relates to any Taxes for which Borden has indemnified MergerCo. The amount or economic benefit of any refunds, credits or offsets of Taxes of any Decorative Products Company shall be for the account of MergerCo to the extent such refund, credit or offset relates to Taxes for which MergerCo has otherwise indemnified Borden. Each party shall forward, and shall cause its affiliates to forward, to the party entitled pursuant to this Section 12.2(b) to receive the amount or economic benefit of a refund, credit or offset to Tax, the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be. In the event such refund, credit or offset is later disallowed by the IRS, the account of such party shall be debited, such party shall repay the amount of the refund, credit or offset previously received plus interest computed at the rate of the prevailing federal rate for tax refunds.

                  (c) There shall be no withholding pursuant to Section 1445 of the Code, provided that Borden delivers to MergerCo at the Closing a certificate complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to MergerCo, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under
Section 1445 of the Code.
                  (d) Except as provided in Schedule 12.2, Borden shall cause all tax allocation agreements or tax sharing agreements with respect to each of the Decorative Products Companies to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Decorative Products Companies on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Decorative Products Companies under any such agreements.
13.      TERMINATION
         13.1     Termination Events
         Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:
                  (a) by mutual consent of Borden and MergerCo;
                  (b) by Borden, in its sole discretion, after February 9, 1998, if either (i) the applicable waiting periods specified under the Hart-Scott Act with respect to the transactions contemplated by this Agreement and the C&A Transaction have not lapsed or been terminated or (ii) any Enforcement Authority is seeking to prohibit on antitrust or competition grounds the consummation of the transactions contemplated herein;

                  (c) by MergerCo, in its sole discretion, on November 4, 1997 (the "Imperial Termination Date"), but neither before or after such date, if (i) MergerCo has not entered into a definitive acquisition agreement to acquire Imperial or (ii) the audited Annual Financial Statements, at and for the year ended December 31, 1996, referred to in Section 6.5(b) reflect an adverse difference from the unaudited Annual Financial Statements at and for the year ended December 31, 1996 referred to in Section 6.5(a) in any material respect, as determined by MergerCo, which determination shall be conclusive for all purposes;
                  (d) by Borden or MergerCo by notice to the other party if the Closing shall not have been consummated on or before March 15, 1998, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default or breach hereunder; and
                  (e) by MergerCo after February 1, 1998, if Borden shall have materially breached any portion of this Agreement and not cured such breach by the later of (i) February 1, 1998 and (ii) 30 days after written notice thereof.
         13.2     Effect of Termination
                  In the event of any termination of the Agreement as provided in Section 13.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of MergerCo or Borden and the Subsidiaries, except (i) that the obligations of MergerCo and Borden and the Subsidiaries under Sections 8.2, 8.11 and 15.6 of this Agreement shall remain in full force and effect and (ii) as a result of any prior breach hereof.

14.      ALTERNATIVE DISPUTE RESOLUTION
                  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. Any party may give the other party(ies) written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's original notice, or if the parties fail to meet within 20 days, either party may initiate legal proceedings to resolve the controversy or claim. If a party's negotiator intends to be accompanied at a meeting by an attorney, the other party's negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.
15.      MISCELLANEOUS AGREEMENTS OF THE PARTIES
                  15.1 Notices
                  All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received (receipt electronically confirmed by Sender's telecopy machine), or five days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

If to MergerCo:            c/o  The Blackstone Group
                           345 Park Avenue
                           New York, New York 10054
                           Attention:  Mr. David A. Stockman
                                       Senior Managing Director
                           Telephone:  (212) 836-9818
                           Fax:  (212) 754-8720

With a Copy to:            Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           32nd Floor
                           New York, New York 10022
                           Attention:  Robert A. Profusek, Esq.
                           Telephone:  (212) 326-3800
                           Fax: (212) 755-7306

If to Borden:              Itzhak Reichman
                           Vice President,
                           Strategic Planning
                           Borden, Inc.
                           180 East Broad Street
                           Columbus, Ohio  43215-3799
                           Fax:  614-225-4108

With a Copy to:            William F. Stoll
                           Senior Vice President and
                           General Counsel
                           Borden, Inc.
                           180 East Broad Street
                           Columbus, Ohio 43215-3799
                           Fax:  614-627-8374

or to such other address as any such party shall designate by written notice to the other parties hereto.
                  15.2     Bulk Transfers
                  MergerCo and BDPH waive compliance with the provisions of all applicable laws relating to bulk transfers in connection with the Assets Transfer.

                  15.3     Transaction Taxes
                  MergerCo and Borden shall each pay one-half of all sales and transfer taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement and to the extent any exemptions from such taxes are available MergerCo and Borden shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.
                  15.4     Further Assurances; Asset Returns
                  Upon request from time to time, Borden shall execute or cause its subsidiaries, including without limitation, BDH Two, Inc. to the extent any intangible property or other assets constituting Assets hereunder are held of record by BDH Two, Inc., to execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for MergerCo, to perfect or record the title of MergerCo, or any successor of MergerCo, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense or other litigation of any rights arising from said transfer (provided that MergerCo shall reimburse the Borden for all incremental out of pocket costs and expenses resulting from any such request). In the event that MergerCo receives any assets of the Asset Seller that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, MergerCo agrees to promptly return such assets to the Asset Seller at Borden's expense.
                  15.5     Other Covenants
                  Without limiting the generality or effect of Articles 9 or 11, to the extent that any consents needed to assign to MergerCo any of the Acquired Assets have not been obtained on or prior to the Closing Date this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent or any other consent of a third party required by the terms of any contract, lease or license included in the Assets shall not be obtained on or prior to the Closing Date, then (i) Borden and MergerCo, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (ii) if in the reasonable judgment of MergerCo such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for MergerCo the benefits under any such Acquired Assets.
                  15.6     Expenses
                  Subject to Section 5.1(a) and Section 15.3, Borden and MergerCo shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement. The Decorative Products Companies shall not be obligated to incur any fees or expenses in connection with the Financing, except for fees, expenses or indemnification obligations which are conditioned upon the occurrence of the Closing.
                  15.7     Non-Assignability
                  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, shall be null and void; provided, however, that (i) at or following the Closing, MergerCo may assign its rights or delegate its duties to any affiliate of MergerCo or BDPH, provided that no such delegation will relieve

MergerCo of its obligations hereunder, (ii) MergerCo or BDPH (or any such assignee) may assign its rights hereunder (or any portion thereof) to any lender or other person or entity in connection with any financing, provided that no such delegation will relieve MergerCo of its obligations hereunder and (iii) in connection with any sale of the Vernon plastics division of the Business in a single transaction, MergerCo, upon notice to Borden, may assign its rights to indemnity under this Agreement in respect of any Excluded Liability (but not with respect to any other aspect of the indemnity obligations of Borden hereunder) to any other party to any such transaction, whereupon Borden will be directly liable in respect thereof to such other party as well as to MergerCo and its other permitted assigns hereunder.
                  15.8     Amendment; Waiver
                  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving; provided that MergerCo shall not waive the condition in Section 9.3(b) without the prior written consent of Borden. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any other Transaction Document or document to be delivered in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  15.9     Schedules and Exhibits
                  All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. All statements contained in schedules, exhibits, certificates and other instruments attached hereto or delivered or furnished on behalf of the Borden or the Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Borden. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
                  15.10             Third Parties
                  Except as provided in Section 15.7 or Article 11 (to the extent contemplated thereby) hereof and except for BDPH's successorship rights by virtue of the Merger or as otherwise contemplated herein, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

                  15.11             Governing Law
                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except for matters relating to the Real Property, which shall be governed by the laws of the jurisdictions where such properties are located.
                  15.12             Consent to Jurisdiction
                  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 15.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
                  15.13             Certain Definitions
                  For purposes of this Agreement, the term:

                         (i) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;
                        (ii) "person" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);
                       (iii) "subsidiary" or "subsidiaries" of MergerCo, Borden or any other person means any corporation, partnership, joint venture or other legal entity of which MergerCo, Borden or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and
                        (iv) "the knowledge of" or "the best knowledge of" a party hereto when modifying any representation and warranty shall mean
         (v) that such party has no knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty, and that:
                           (A) such party has made appropriate investigations
                  and inquiries of its officers and responsible employees; and
                           (B) nothing has come to its attention in the course
                  of such investigation and inquiries or otherwise which would cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct.

         Borden shall be deemed to have satisfied the requirements of Subsection
15.13 above by making appropriate investigations and inquiries of the officers and employees of Borden and the Subsidiaries listed on Schedule 15.13, and no knowledge of any other officer or employee of Borden or the Subsidiaries shall be imputed to the persons listed on Schedule 15.13 or to Borden.
                  15.14             Construction
                  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it by GAAP; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) "$" means the currency of the United States of America.
                  15.15             Specific Performance
                  Without limiting or waiving in any respect any rights or remedies of MergerCo under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.
                  15.16             Conveyance and Transfer Agreement
                  MergerCo agrees that the terms and provisions of this Agreement, including the Exhibits and Schedules attached hereto, supersede any inconsistent terms and provisions contained in the Conveyance and Transfer Agreement by and between Borden, Inc., and Decorative Products MergerCo, Inc., dated April 3, 1996, and MergerCo hereby waives any rights against Borden under any indemnification or other provisions of such Conveyance and Transfer Agreement as to which MergerCo would not be entitled under the terms and provisions of this Agreement.
                  15.17             Entire Agreement
                  This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto and no modifications or amendments to this Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment.
                  15.18             Section Headings; Table of Contents
                  The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
                  15.19             Severability
                  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.
                  15.20             Counterparts
                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  IN WITNESS WHEREOF, the parties have caused this Recapitalization Agreement to be duly executed as of the date first above written.


                                            BORDEN, INC.


                                            By:  ______________________________
                                                 Name:
                                                 Title:


                                            BDPI HOLDINGS CORPORATION


                                            By:  _______________________________
                                                 Name:
                                                 Title:


                                            BORDEN DECORATIVE PRODUCTS
                                            HOLDINGS, INC.


                                            By:  _______________________________
                                                 Name:
                                                 Title:

                                                                       EXHIBIT 1



The "Per Share Consideration" to be received for each share of BDPH Common Stock ("BDPH Shares") to be converted in the Merger will be calculated in accordance with the formula set forth below. The Per Share Consideration shall be calculated as if the Aggregate Consideration was paid exclusively in cash, notwithstanding the fact that a portion of the Aggregate Consideration will be represented by Retained Shares. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Agreement.

         The "Per Share Consideration" for the Business shall be determined in accordance with the following formula (the "Per Share Consideration Formula"):

               PSC = PP - (LP x PS) - [(PSC x OPT) - (EXOP x OPT)]
                     ---------------------------------------------
                                       DS

         where    DS       =       Number of shares of BDPH Common Stock
                                   outstanding immediately prior to the Merger
                                   (excluding shares to be cancelled pursuant to Section 4.1(d))

                  PP       =       Aggregate Consideration less Borden's
                                   estimate of transaction fees incurred or to be incurred by Borden and its affiliates
                                   (other than any of the Decorative Products
                                   Companies in connection with the
                                   transactions contemplated by this Agreement)
                                   (the "Borden Transaction Fees")

                  EXOP     =       Exercise price for each outstanding option
                                   ("Option") to purchase BDPH Shares

                  OPT      =       Number of shares of BDPH Common Stock
                                   subject to Options outstanding on the
                                   Closing Date less the number of shares of BDPH Common Stock subject to Options, if any, that are exchanged for options or similar rights of MergerCo or an affiliated entity

                  LP       =       Per share liquidation preference of each
                                   outstanding share of Preferred Stock

                  PSC      =       Per Share Consideration

                  PS       =       Number of shares of Preferred Stock
                                   outstanding on the Closing Date

                                                                         Annex C


                         TERMS OF STOCKHOLDERS AGREEMENT


Parties:                         Borden Decorative Products MergerCo, Inc.
                                 (the "Company"), MergerCo's sole stockholder immediately prior to the Merger and any permitted transferees ("Blackstone") and Borden, Inc., its affiliates and any permitted transferees (the "Stockholders").

Dated: The Closing Date. The Stockholders' Agreement shall terminate (other than with respect to Piggyback Rights, Demand Rights and Board Representation) at such time as the Company consummates an initial public offering.


Restrictions on Transfer:        Except for transfers pursuant to the
                                 Drag-Along Rights or Tag-Along Rights or for transfers following the ROFO Period (as defined herein) Stockholders may transfer
                                 BDPH Common Stock only to affiliates, and then only if the permitted transferee agrees to be bound by the terms of the Stockholders'
                                 Agreement. Transferees will be bound by the terms of the Drag-Along Rights but will receive the benefits of the Tag-Along Rights, the Piggyback and Demand Rights and the Indemnity Rights. As a condition to any transfer by Blackstone to an Affiliate of Blackstone, the Blackstone Affiliate must agree to be bound by the Stockholders
                                 Agreement.

Tag-Along Rights:                For any proposed transfer by Blackstone or
                                 any of its affiliates of the BDPH Common
                                 Stock other than to an affiliate or in a public offering, Blackstone shall have the obligation to require the proposed transferee to purchase from the Stockholders, should any of the Stockholders exercise its right, a proportionate number of shares of BDPH Common
                                 Stock at the same price per share and upon the same terms and conditions (including payment of proportionate costs).

Right of First Offer:            Prior to the earlier of (i) an initial public
                                 offering of the Company and (ii) the five year anniversary of the Closing (the "ROFO
                                 Period"), the Stockholders will be required to comply with a 30/90 day right of first offer provision ("ROFO") and prohibitions on sales to competitors.

Drag-Along Rights:                 If Blackstone or any of its affiliates
                                   receives an offer from a person other than from an affiliate to purchase at least a majority of the outstanding shares of BDPH
                                   Common Stock and such offer is accepted by Blackstone, then the Stockholders will transfer shares of BDPH Common Stock owned by them proportionately, if applicable, to such third party on the terms of the offer so accepted by Blackstone (including payment of proportionate costs).



Piggyback Rights:                  Each time the Company files a registration
                                   statement in connection with the sale of shares of BDPH Common Stock by the Company
                                   (other than in connection with an initial public offering comprised solely of the offer and sale by the Company of primary shares and with customary exceptions for S-8, S-4 and any successor registration statements),
                                   Blackstone or any Blackstone affiliates, the Company, at the request of a majority in interest of the Stockholders, will use its reasonable best efforts to effect the registration of all shares of BDPH Common
                                   Stock owned by the Stockholders which the Company has been so requested to register by the Stockholders; provided, that in the event that the managing underwriter determines that a proposed offering including shares of the Stockholders and the Company and/or
                                   Blackstone exceeds the number of shares of BDPH Common Stock that can be sold without having an adverse effect on such offering or that inclusion of selling Stockholders would adversely affect the offering, the Company will have priority and the number of shares, if any, to be registered held by Blackstone, the Stockholders and any other holder of registration rights, shall be in proportion to the relative sizes of their holdings of BDPH Common Stock.

Demand Rights:  Market
Stand-off                          The Stockholders shall have the right, on one
                                   occasion (including following such time as the Stockholders are permitted to Sell their shares of BDPH Common Stock without regard to the volume limitations of Rule 144 under the Securities Act) following 180 days after the initial public offering of BDPH Common Stock, to cause the Company to file a registration statement in connection with the proposed sale of all shares of BDPH Common Stock by the Stockholders, provided, that Blackstone and any other holder of registration rights shall have the right to participate in such offering in proportion to the relative sizes of their holdings of BDPH Common Stock and the Board may delay such registration for no longer than 180 days pursuant to a customary black-out provision, provided, further, that if the Stockholders are unable to sell all of the shares requested to be included in such offering because of Blackstone's and other holders of registration rights participation in the offering, then the Stockholders shall be granted a like additional demand. The
                                   Company shall pay all expenses of such
                                   offerings (other than underwriting discounts, selling commissions and fees of counsel to the Stockholders or other experts hired directly by Stockholders). The Company and the Stockholders shall reasonably mutually agree upon the managing underwriters of such offerings. The Stockholders shall, upon request, execute 180 day market stand-offs in connection with the initial public offering of the Company and 90-day standoffs on any subsequent offering.

Indemnity Rights:                  The Company shall indemnify Blackstone and
                                   the Stockholders against any liability or damage relating to the operations of the Company or the ownership of the shares of BDPH Common Stock on terms consistent with other Blackstone-sponsored transactions.

Board Representation:              The Stockholders and Blackstone shall vote
                                   their shares so as to elect 1 designee of the Stockholders and the designees of Blackstone to the board of directors of the Company so long as the Stockholders own at least 75% of the BDPH Common Stock issued to Borden in the Merger. Such person must meet criteria as to level of seniority if an executive of Borden, to be specified in the definitive
                                   Stockholders Agreement or otherwise be
                                   acceptable to the board. The Stockholders'
                                   Board representation rights will terminate after an IPO if Borden owns less than 5% of the post-IPO BDPH Common Stock.

Assignment:                        Blackstone may assign its drag-along rights
                                   hereunder to a single transferee of a
                                   majority of Blackstone's shares of BDPH
                                   Common Stock. Such transferee would then be the only holder of drag-along rights.
                                   Following any assignment actions by either
                                   Blackstone or Stockholders will be by
                                   majority in interest of the affected group.

SCHEDULE 8.7(h)-1

SCHEDULE OF CANADIAN ASSUMPTIONS - GOING CONCERN

-----------------------------------------------------------------------------------------------------------------------
Interest:                                                   7.5% per annum, net of all investment and
                                                            administrative expenses.
-----------------------------------------------------------------------------------------------------------------------
Mortality:                                                  GAM 1983 for pre and post-retirement
                                                            mortality
-----------------------------------------------------------------------------------------------------------------------
Termination Rates:                                          During First Five years of employment:

                                                            Years             Salaried          Hourly
                                                            -----             --------          ------
                                                            0                  18.1%             28.3%
                                                            1                  15.3%             20.7%
                                                            2                  13.4%             15.7%
                                                            3                  11.4%             11.1%
                                                            4                   9.4%              7.0%
-----------------------------------------------------------------------------------------------------------------------
                                                            After 5 Years of Employment (sample
                                                            rates:)
-----------------------------------------------------------------------------------------------------------------------
                                                            Age               Salaried          Hourly
                                                            ---               --------          ------
                                                            25                 15.6%              9.3%
                                                            30                 10.6%              7.4%
                                                            35                  7.6%              6.1%
                                                            40                  5.9%              5.3%
                                                            45                  4.6%              4.8%
                                                            50                  3.7%              4.5%
                                                            55                  0.0%              0.0%
-----------------------------------------------------------------------------------------------------------------------
Retirement Rates:                                           Age               Salaried          Hourly
                                                            ---               --------          ------
                                                            55                  8.0%              1.0%
                                                            56                  8.0%              1.3%
                                                            57                  8.0%              1.8%
                                                            58                  8.0%              2.5%
                                                            59                  8.0%              3.6%
                                                            60                  8.0%              5.2%
                                                            61                 10.3%             13.5%
                                                            62                 16.1%             35.5%
                                                            63                 21.5%             21.5%
                                                            64                 37.2%             60.2%
                                                            65                100.0%            100.0%
-----------------------------------------------------------------------------------------------------------------------
Family Composition:                                         85% of the members would have a spouse,
                                                            and males would be three years older than
                                                            their wives.
-----------------------------------------------------------------------------------------------------------------------
Method:                                                     Accrued benefit actuarial cost method.
-----------------------------------------------------------------------------------------------------------------------

SCHEDULE 8.7(h)-2

SCHEDULE OF CANADIAN ASSUMPTIONS - SOLVENCY

-----------------------------------------------------------------------------------------------------------------------
Interest:                                                   x% per annum for the first 15 years and 6% per annum
                                                            thereafter, where x% is determined by applying the Canadian
                                                            Institute of Actuaries Recommendations for the Computation
                                                            of Transfer Values (effective August 1993) for non-indexed pensions.  X% is determined at Closing Date.  The
                                                            corresponding rate at January 1, 1995 was 10.0%
-----------------------------------------------------------------------------------------------------------------------
Mortality:                                                  GAM 1983 for pre and post-retirement mortality.
-----------------------------------------------------------------------------------------------------------------------
Termination Rates:                                          No allowance for a termination prior to retirement.
-----------------------------------------------------------------------------------------------------------------------
Retirement Rates:                                           Ontario members are assumed to retire at the age between
                                                            55 and 65 that maximizes the commuted value of the pension.
-----------------------------------------------------------------------------------------------------------------------
Vesting:                                                    All members are assumed to be 100% vested.
-----------------------------------------------------------------------------------------------------------------------
Growing in:                                                 For Ontario members whose age plus service exceed
                                                            fifty-five (55) points, the provisions of Section 74 of the
                                                            PBA of Ontario are applied.
-----------------------------------------------------------------------------------------------------------------------
Method:                                                     The accrued benefit actuarial cost method is applied.
                                                            Members are assumed to terminate employment on the Closing
                                                            Date based on benefits earned to this date.
-----------------------------------------------------------------------------------------------------------------------
Expense:                                                    $400 per member expense charge associated with plan
                                                            wind-up.
-----------------------------------------------------------------------------------------------------------------------

SCHEDULE 8.7(h)-3

U.K. DEFINED BENEFIT PROJECTED BENEFIT

OBLIGATIONS DETERMINATION METHODS AND ASSUMPTIONS

-------------------------------------------------------------------------------------------------------------------------
Valuation Approach                                           Ongoing Concern
-------------------------------------------------------------------------------------------------------------------------
Valuation methods:
*       Liabilities                                          FAS 87 Projected Unit Credit Method
*       Assets                                               Fair Market Value
-------------------------------------------------------------------------------------------------------------------------
Economic Assumptions:
*       Price Inflation (RPI)                                Discount Rate less 4.25%
*       Discount Rate                                        Gross Redemption Yield on British
                                                             Government Bonds as measured by the
                                                             Financial Times index for Fixed Interest, 20
                                                             year, medium coupon bonds as of the last day
                                                             of the month preceding Closing, plus 0.75%
                                                             rounded to nearest 0.25%.
*       SALARY INCREASES                                     RPI + 0.5%
*       REVALUATION OF NON-GMP BENEFITS IN
        DEFERMENT                                            RPI - 0.25%, Maximum 4.5%
*       POST-RETIREMENT PENSION INCREASES:
           -- PRE-88GMP                                      Nil
           -- POST-88 GMP                                    RPI - 0.75%, Maximum 2.75%
           -- CORE PRE-97 NON-GMP                            3.00%
           -- CORE POST-97 NON-GMP                           RPI - 0.5%, Maximum 4.25%
           -- MONEY MATCH                                    RPI - 0.5%, Maximum 4.25%
*       RETURN ON ASSETS                                     9.50%
*       RETURN ON GUARANTEED INTEREST FUND                   RPI + 3.0%
*       BUILDING SOCIETY RETURN                              RPI + 2.0%
*       LOWER EARNINGS LIMIT INCREASES                       RPI


-------------------------------------------------------------------------------------------------------------------------
Demographic Assumptions:                                     A67/70 rated down 3 years for women
*       Mortality                                            PA90 rated down one year
            -- Pre-retirement                                10% of active male members retire at each
            -- Post-retirement                               age from 60 to 64.  All other active male
*       Retirement                                           members retire at age 65 except for certain
                                                             male members who have a normal retirement
                                                             age of 62 and who are assumed to retire at
                                                             that age.  All active female members retire at
                                                             age 60.

                                                             All deferred members are assumed to retire at
                                                             their Normal Retirement Age except that
                                                             allowance has been made for retirement at age
                                                             60 in respect of:

-------------------------------------------------------------------------------------------------------------------------
Valuation Approach                                           Ongoing Concern
-------------------------------------------------------------------------------------------------------------------------
                                                             *       Service of male members between May
                                                                        17, 1990, and December 31, 1991; and
                                                             *       Service of female members prior to
                                                                        January 1, 1992.

                                                             Sample rates are set out below:

*       Withdrawal                                                   Age       Rate per 1,000 lives
                                                                     ---       --------------------
                                                                     25        150
                                                                     30        150
                                                                     35        120
                                                                     40        90
                                                                     45        50
                                                                     50        Nil
                                                             None
*       Disability                                           90% of members are assumed to be married at
*       Family Statistics                                    retirement and on death before retirement.
                                                             Husbands are assumed to be three years older
                                                             than their wives.








-------------------------------------------------------------------------------------------------------------------------
*       Expenses                                             None
-------------------------------------------------------------------------------------------------------------------------
*       Market Adjustments:                                  None
-------------------------------------------------------------------------------------------------------------------------

              LIST OF SCHEDULES, EXHIBITS AND ANNEXES TO AGREEMENT


                                    SCHEDULES
                                    ---------

Schedule 2.3(a)                                       Non-Acquired Assets
Schedule 2.3(e)                                       Excluded Information Systems
Schedule 2.5(e)                                       Other Excluded Liabilities
Schedule 5.2(a)                                       Working Capital Calculation
Schedule 6.3                                          Decorative Products Company Stock
Schedule 6.4                                          Governmental Approvals; Consents
Schedule 6.5                                          Financial Statements
Schedule 6.5(a)                                       Exceptions to GAAP (Interim Financial Statements)
Schedule 6.6                                          Changes Since December 31, 1996
Schedule 6.7(a)                                       Real and Personal Property Liens
Schedule 6.7(b)                                       Owned and Leased Real Property
Schedule 6.8                                          Contracts
Schedule 6.9                                          Legal Proceedings
Schedule 6.10(a)                                      Patent Rights
Schedule 6.10(b)                                      Trademark Rights
Schedule 6.10(c)                                      Copyright Rights
Schedule 6.11                                         Insurance
Schedule 6.12(a)                                      Tax Returns
Schedule 6.12(b)                                      Tax Audits
Schedule 6.12(c)                                      Tax Years Closed
Schedule 6.12(e)                                      Tax Sharing Agreements
Schedule 6.13(a)                                      Employment Matters
Schedule 6.13(b)(i)                                   Material Benefit Plans
Schedule 6.13(b)(ii)-1                                Material Benefit in Violation of ERISA
Schedule 6.13(b)(ii)-2                                Post Retirement Benefits
Schedule 6.13(b)(iii)                                 Tax Qualification Letters
Schedule 6.13(b)(v)                                   Change in Control Arrangements
Schedule 6.13(b)(vi)                                  International Pension Plan Calculations
Schedule 6.13(c)                                      Employment Contracts
Schedule 6.14                                         Compliance with Laws
Schedule 6.16                                         Environmental Matters
Schedule 6.17                                         Entire Business
Schedule 6.18                                         Millennium Compliance
Schedule 6.19                                         Affiliate Agreements and Liabilities
Schedule 6.20                                         Labor Relations
Schedule 6.21                                         Product Liability
Schedule 6.22                                         Undisclosed Liabilities
Schedule 7.3                                          Buyer Governmental Approvals; Consents
Schedule 7.6                                          Commitment Letters
Schedule 8.1                                          Operation of Business
Schedule 8.1(e)                                       Capital Expenditures

Schedule 8.6(b)                                       Intercompany Trademark Licensing Agreements
Schedule 8.7(c)                                       Collective Bargaining Agreements
Schedule 8.7(h)                                       International Benefit Plans
Schedule 8.7(j)                                       Post-Retirement Benefits
Schedule 8.7(l)                                       Vacation Policies
Schedule 8.7(m)                                       Severance Benefits
Schedule 8.10                                         Intercompany Transactions
Schedule 8.12                                         Guarantees
Schedule 8.14                                         BLC Assets
Schedule 12.2                                         Exceptions to Termination of Tax Agreements
Schedule 15.13                                        Officers and Employees with Knowledge

                                                      ANNEXES
                                                      -------

ANNEX A                                               -Terms of Stockholders' Agreement

                                                     EXHIBITS
                                                     --------

EXHIBIT 1                                                     -        Purchase Price

EXHIBIT A                                                     -        Form of Trademark License Agreement

EXHIBIT B                                                     -        Form of Services Agreement

EXHIBIT C                                                     -        Opinion of Jones, Day, Reavis & Pogue -Matters
                                                                       to be Addressed

EXHIBIT D                                                     -        Opinion of General Counsel of Borden - Matters
                                                                       to be Addressed

EXHIBIT E                                                     -        Form of Bill of Sale

EXHIBIT F                                                     -        Form of Assumption Agreement

                             INDEX OF DEFINED TERMS

                                                                                         Page
                                                                                         ----
Acquired Assets ............................................................................3
Affiliate ................................................................................112
Aggregate Consideration ...................................................................19
Agreement ..................................................................................1
Annual Financial Statements ...........................................................28, 30
Antitrust Division ........................................................................60
Asset Transfer .............................................................................2
Assets .....................................................................................3
BDH One ....................................................................................1
BDPH .......................................................................................1
BDPH Capital Stock .........................................................................2
BDPH Common Stock ..........................................................................2
BDPH Management ............................................................................1
BDPH Preferred Stock .......................................................................2
BDPH U.S. Savings Plan ....................................................................67
Benefit Plans .............................................................................41
BLC Assets ................................................................................75
BLC Buy-Out Amount ........................................................................75
BLC Master Lease ..........................................................................75
Books and Records .........................................................................62
Borden .....................................................................................1
Borden Affiliates .........................................................................72
Borden Home License Agreement .............................................................64
Borden Losses .............................................................................92
Borden Objection ..........................................................................22
Borden Transaction Fees ....................................................................1
Borden U.S. Pension Plan ..................................................................66
Business ...................................................................................1
Business Employees ........................................................................41
Canada Benefit Plans ......................................................................41
Canada Business Employees .................................................................41
Cash Merger Consideration .................................................................14
Certificate of Merger .....................................................................11
Citicorp ..................................................................................75
Closing ...................................................................................87
Closing Balance Sheet .....................................................................21
Closing Calculation .......................................................................22
Closing Date ..............................................................................87
Commitment Letter .........................................................................54
Common Stock Merger Consideration .........................................................13
Computer Systems ..........................................................................47
Confidentiality Letter ....................................................................59
Contracts .................................................................................34
Copyright Rights ..........................................................................38
De Minimis Holdings Losses ................................................................91
DGCL .......................................................................................2

                                                                                          Page
                                                                                          ----

Disbursing Account ........................................................................16
Disclosed Contracts .......................................................................34
Dissenting Shares .........................................................................15
Effective Time of the Merger ..............................................................11
ERISA .....................................................................................41
Exchange Act ..............................................................................25
Excluded Assets ............................................................................6
Excluded Liabilities .......................................................................9
Facilities ................................................................................32
Facility ..................................................................................32
Financial Statements ......................................................................29
Financing .................................................................................54
First Party ...............................................................................99
Five-Year Reps ............................................................................51
Foreign Governmental Consents .............................................................60
FTC .......................................................................................60
GAAP ......................................................................................21
Guarantees ................................................................................73
Hart-Scott Act ............................................................................59
Holdings ...................................................................................1
Holdings Losses ...........................................................................89
Holdings Material Adverse Effect...........................................................51
Holdings Tax Act ..........................................................................98
Holdings Threshold ........................................................................94
Holdings' Accountants .....................................................................21
Indemnity Claim ...........................................................................95
Insurance .................................................................................38
Interim Balance Sheet .....................................................................28
Interim Financial Statements ..............................................................29
International Benefit Plans ...............................................................68
Leased Real Property ......................................................................32
Liens .....................................................................................27
Long-Term Reps ............................................................................55
Losses ....................................................................................92
Machinery ..................................................................................4
Material ..................................................................................49
Material Adverse Effect ...................................................................25
Merger .....................................................................................2
Merger Consideration ......................................................................14
Neutral Accounting Firm ...................................................................23
Option .....................................................................................1
Owned Real Property .......................................................................32
Packaging Materials .......................................................................63
Patent Rights .............................................................................35
Per Share Consideration ....................................................................1
Per Share Consideration Formula ............................................................1

                                                                                         Page
                                                                                         ----
Permits ...................................................................................44
Permitted Liens ...........................................................................32
Person ...................................................................................112
Pre-Closing Tax Period ....................................................................99
Preferred Stock Merger Consideration.......................................................14
Product Claim .............................................................................49
Products ...................................................................................1
Real Property .............................................................................32
Recalls ...................................................................................49
Receivables ................................................................................5
Required Consents .........................................................................81
Retained Shares ...........................................................................14
Second Party ..............................................................................99
Securities Act ............................................................................54
Services Agreement ........................................................................76
Stockholders ...............................................................................1
Stockholders Agreement ....................................................................78
Subsidiaries .............................................................................112
Subsidiary ...............................................................................112
Tax Claim .................................................................................99
Tax Returns ...............................................................................39
Taxes .....................................................................................39
Termination Agreement .....................................................................84
The best knowledge of ....................................................................112
The knowledge of .........................................................................112
Threshold .................................................................................91
Trademark .................................................................................63
Trademark Rights ..........................................................................37
Transaction Documents .....................................................................25
U.K. Benefit Plans ........................................................................41
U.K. Business Employees ...................................................................41
U.S Business Employees ....................................................................41
U.S. Benefit Plans ........................................................................41
U.S. Savings Plans ........................................................................66
U.S. Savings Total Transfer Amount ........................................................67
U.S. Savings Transfer Date ................................................................67
Vacation Policy ...........................................................................70
WARN ......................................................................................71

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.       [Intentionally Omitted]................................................................................  3

2.       OWNERSHIP OF ASSETS AND ASSUMPTION OF LIABILITIES......................................................  3
         2.1       Transfer of Assets...........................................................................  3
         2.2       Acquired Assets..............................................................................  3
         2.3       Excluded Assets..............................................................................  6
         2.4       Assumed Liabilities..........................................................................  8
         2.5       Excluded Liabilities.........................................................................  9
         2.6       Certain Definitions.......................................................................... 10

3.       THE MERGER............................................................................................. 11
         3.1       The Merger................................................................................... 11
         3.2       Effective Time of the Merger................................................................. 11
         3.3       Effects of the Merger........................................................................ 12
         3.4       Certificate of Incorporation; By-Laws; Purposes.............................................. 12
         3.5       Directors.................................................................................... 12
         3.6       Officers..................................................................................... 13

4.       EFFECT OF THE MERGER ON THE CAPITAL
         STOCK OF BDPH AND MERGERCO............................................................................. 13
         4.1       Effect on Capital Stock...................................................................... 13
         4.2       Exchange of Certificates..................................................................... 16

5.       AGGREGATE CONSIDERATION AND ADJUSTMENTS................................................................ 18
         5.1       (a)  Payment of the Aggregate Consideration.................................................. 18
         5.2       Working Capital Adjustment................................................................... 20
         5.3       Currency Exchange Values..................................................................... 24

6.       REPRESENTATIONS AND WARRANTIES OF BORDEN............................................................... 24
         6.1       Corporate Existence.......................................................................... 24
         6.2       Corporate Authority; Shareholder Authorization............................................... 25
         6.3       Decorative Products Company Stock............................................................ 27
         6.4       Governmental Approvals; Consents............................................................. 27
         6.5       Financial Statements......................................................................... 28
         6.6       Absence of Changes........................................................................... 30
         6.7       Real and Personal Properties................................................................. 31
         6.8       Contracts.................................................................................... 33
         6.9       Litigation, Agencies......................................................................... 35
         6.10      Intangible Property Rights................................................................... 35
         6.11      Insurance.................................................................................... 38
         6.12      Tax Matters.................................................................................. 38
         6.13      Employment and Benefits...................................................................... 40
         6.14      Compliance with Laws......................................................................... 43
         6.15      Finders; Brokers............................................................................. 44

                                                                                                               Page
                                                                                                               ----
         6.16      Environmental Matters........................................................................ 45
         6.17      Entire Business.............................................................................. 47
         6.18      Millennium Compliance........................................................................ 47
         6.19      Affiliate Agreements and Liabilities......................................................... 48
         6.20      Labor Relations.............................................................................. 48
         6.21      Product Liability............................................................................ 49
         6.22      No Undisclosed Liabilities................................................................... 50
         6.23      BDPH Preferred Stock......................................................................... 50
         6.24      No Other Representations or Warranties....................................................... 50
         6.25      Expiration of Representations and Warranties................................................. 51

7.       REPRESENTATIONS OF MERGERCO............................................................................ 51
         7.1       Corporate Existence.......................................................................... 51
         7.2       Corporate Authority; Shareholder Authorization............................................... 52
         7.3       Governmental Approvals; Consents............................................................. 53
         7.4       Finders; Brokers............................................................................. 53
         7.5       Purchase for Investment...................................................................... 54
         7.6       Financial Capacity........................................................................... 54
         7.7       [Intentionally omitted]...................................................................... 54
         7.8       No Other Representations or Warranties....................................................... 54
         7.9       Expiration of Representations and Warranties................................................. 54

8.       AGREEMENTS OF MERGERCO AND BORDEN...................................................................... 55
         8.1       Operation of the Business.................................................................... 55
         8.2       Investigation of Business.................................................................... 58
         8.3       Mutual Cooperation; No Inconsistent Action................................................... 59
         8.4       Public Disclosures........................................................................... 61
         8.5       Access to Records and Personnel.............................................................. 62
         8.6       Use of Materials Bearing the "Borden" Trademark.............................................. 63
         8.7       Employee Relations and Benefits ............................................................. 64
         8.8       Intentionally Omitted........................................................................ 72
         8.9       "As Is" Condition............................................................................ 72
         8.10      Intercompany Transactions.................................................................... 72
         8.11      Non-Solicitation............................................................................. 73
         8.12      Guarantees................................................................................... 73
         8.13      Financing.................................................................................... 73
         8.14      Buy-Out of BLC Assets........................................................................ 75
         8.15      Services Agreement........................................................................... 75
         8.16      Nondisclosure; Noncompetition................................................................ 76
         8.17      PVC Contract................................................................................. 78
         8.18      Stockholders Agreement....................................................................... 78
         8.19      Insurance Covenant........................................................................... 79
         8.20      Certain Purchasers........................................................................... 80

9.       CONDITIONS............................................................................................. 81
         9.1       Conditions Precedent to Obligations of MergerCo and Borden................................... 81

                                                                                                               Page
                                                                                                               ----
         9.2       Conditions Precedent to Obligation of Borden................................................. 82
         9.3       Conditions Precedent to Obligation of MergerCo............................................... 83

10.      CLOSING................................................................................................ 87
         10.1      Generally.................................................................................... 87
         10.2      MergerCo Deliveries.......................................................................... 88
         10.3      Borden Deliveries............................................................................ 88

11.      INDEMNIFICATION........................................................................................ 89
         11.1      Indemnification by Borden.................................................................... 89
         11.2      Indemnification by BDPH...................................................................... 92
         11.3      Indemnification Calculations................................................................. 95

12.      TAX MATTERS............................................................................................ 98
         12.1      Tax Indemnification.......................................................................... 98
         12.2      Other Tax Matters............................................................................102

13.      TERMINATION............................................................................................103
         13.1      Termination Events...........................................................................103
         13.2      Effect of Termination........................................................................104

14.      ALTERNATIVE DISPUTE RESOLUTION.........................................................................105

15.      MISCELLANEOUS AGREEMENTS OF THE PARTIES................................................................105
         15.1      Notices......................................................................................105
         15.2      Bulk Transfers...............................................................................106
         15.3      Transaction Taxes............................................................................107
         15.4      Further Assurances; Asset Returns............................................................107
         15.5      Other Covenants..............................................................................107
         15.6      Expenses.....................................................................................108
         15.7      Non-Assignability............................................................................108
         15.8      Amendment; Waiver............................................................................109
         15.9      Schedules and Exhibits.......................................................................110
         15.10     Third Parties................................................................................110
         15.11     Governing Law................................................................................111
         15.12     Consent to Jurisdiction......................................................................111
         15.13     Certain Definitions..........................................................................111
         15.14     Construction.................................................................................113
         15.15     Specific Performance.........................................................................113
         15.16     Conveyance and Transfer Agreement............................................................113
         15.17     Entire Agreement.............................................................................114
         15.18     Section Headings; Table of Contents..........................................................114
         15.19     Severability.................................................................................114
         15.20     Counterparts.................................................................................114

================================================================================





                           RECAPITALIZATION AGREEMENT


                                      among


                   BORDEN DECORATIVE PRODUCTS HOLDINGS, INC.,



                            BDPI HOLDINGS CORPORATION


                                       and


                                  BORDEN, INC.




                          Dated as of October 14, 1997





================================================================================

                                 SCHEDULE 8.7(h)

                           INTERNATIONAL BENEFIT PLANS

                                     CANADA

       I. Canadian Defined Benefit Plans. (i) The Borden Company, Limited Employees Retirement Income Plan ("ERIP").

                      (A) As of the Closing Date, but in any event, within ninety (90) days thereof, MergerCo shall establish and register with the applicable regulatory authorities, or shall otherwise cause to be provided, a pension plan (the "MergerCo' Canadian DB Plan") for all those Business Employees who are accruing benefits under ERIP prior to the Closing Date. Each such Business Employee shall be enrolled as a member of Buyer's Canadian DB Plan effective on the Closing Date and shall cease to actively participate in and accrue benefits under ERIP (all such Business Employees are herein called the "Canadian ERIP Transferred Participants"). MergerCo shall also cause to be provided a trust fund or other funding arrangement for Buyer's Canadian DB Plan. Buyer's Canadian DB Plan shall provide that for the purposes of vesting and all other purposes required by applicable laws, service by Canadian Transferred Participants recognized under ERIP shall be recognized as continuous unbroken service for purposes of Buyer's Canadian DB Plan. MergerCo agrees to provide the Borden Companies with such documentation and information as it may reasonably require to satisfy itself that Buyer's Canadian DB Plan and the trust fund or other funding arrangement therefore has been properly established, amended or otherwise provided, as applicable, and registered in accordance with this provision.

                      (B) Buyer's Canadian DB Plan shall assume the labilities under ERIP relating to the Canadian ERIP Transferred Participants together with the liabilities under ERIP relating to all persons who were employees of the Business (and their spouses, dependents and estates) and who, immediately prior to the Closing Date, have an immediate or future entitlement to benefits under ERIP as retired or deferred vested members thereof (all assumed liabilities under this clause (B) being referred to as the "Canadian ERIP Transferred Liabilities").

                      (C) Immediately following the Closing Date, but in any event within ninety (90) days thereof, Borden shall cause the actuary for ERIP to calculate, as of the Closing Date, the Canadian ERIP Transferred Liabilities determined on the higher of a going concern or solvency basis using the actuarial assumptions and methods set out in Schedules 8.7(h)-1 and 8.7(h)-2. At the same time, Borden shall cause the actuary for ERIP to calculate, as of the Closing Date, on the same basis but using employee data from the immediately prior fiscal year end if Borden's actuary determines there has been no significant change therein, the actuarial present value of all the ERIP liabilities which are not being assumed by MergerCo determined on the higher of a going concern or solvency basis (the "Canadian ERIP Retained Liabilities") (the sum of the Canadian ERIP Transferred Liabilities and the Canadian ERIP Retained Liabilities so calculated being referred to as the "Canadian ERIP Total Liabilities"). Borden shall also cause to be determined as at the Closing Date, the market value of the investments held in the trust fund for ERIP together with all other assets including, without limitation, any cash balances and accrued or receivable amounts in respect of ERIP (collectively the ("ERIP Fund Value").

                      (D) Forthwith upon determination of the Canadian ERIP Transferred Liabilities, Canadian ERIP Retained Liabilities, Canadian ERIP Total Liabilities and ERIP Fund Value, Borden shall report or cause its actuary to report such determinations to MergerCo and its actuary and furnish to each of them such other information and data as may be reasonably requested by them and afford them a period of thirty (30) days (or such longer period as is mutually agreed) to review and indicate their approval of same. If Borden and MergerCo cannot agree on such determinations such determinations shall be referred to and finally determined by such independent actuary as the parties may agree, using the actuarial assumptions and methods set out in Schedule 8.7(h)-1 and the costs and expenses of such independent actuary shall be borne equally by Borden and MergerCo.

                      (E) Forthwith after such determinations have been made, Borden shall cause the actuary for ERIP to determine the portion of the ERIP Fund Value that the Canadian ERIP Transferred Liabilities is of the Canadian ERIP Total Liabilities (such portion is herein called the "Canadian ERIP Transfer Amount"). Upon determination of the Canadian ERIP Transfer Amount, Borden shall forthwith file with the regulatory authorities all documents and information required to effect the transfer of the Canadian ERIP Transfer Amount as herein provided. Notwithstanding the foregoing, if the amount approved by the regulatory authorities for transfer from ERIP to Buyer's Canadian DB Plan pursuant to this Agreement is different from the Canadian ERIP Transfer Amount, the Canadian ERIP Transfer Amount shall be deemed for all purposes of this Agreement to be the amount so approved by the regulatory authorities. Written confirmation of any and all required regulatory approvals shall be forwarded by each party to the other forthwith upon receipt.

                      (F) Upon receipt by Borden and MergerCo of such regulatory approvals as may be required, Borden shall cause the funding agent of ERIP to transfer to the funding agent of Buyer's Canadian DB Plan cash or other assets as selected by Borden equal to the Canadian Transfer Amount, adjusted by the fund rate of return earned by ERIP from the Closing Date to the date of such transfer (the "Canadian ERIP Transfer Date").

                      (G) From the Closing Date to the Canadian ERIP Transfer Date, Borden on behalf of MergerCo, shall cause the funding agent of ERIP to pay and record as required, all benefit payments for service accrued prior to the Closing Date relating to the Canadian ERIP Transferred Participants and others entitled to payments from ERIP. The amount of the aforesaid payments and any applicable administrative expenses shall be deducted from the amount required to be transferred hereunder. During this period, Borden will calculate, on behalf of MergerCo, all benefits and other disbursements payable under ERIP in respect of the Canadian ERIP Transferred Liabilities and shall be entitled to deduct from the Canadian ERIP Transfer Amount its reasonable administrative costs for so doing.

                      (H) MergerCo shall not take any steps which would result in a wind-up of ERIP in whole or in part.

                   (ii) The Borden Company, Limited Pension Plan for Salaried Employees (the "Quebec Plan").

                      (A) As of the Closing Date, but in any event, within ninety (90) days thereof, MergerCo shall establish and register with the applicable regulatory authorities, or shall otherwise cause to be provided, a pension plan (the "Buyer's Quebec DB Plan") for all those Business Employees who are accruing benefits under the Quebec Plan prior to the Closing Date. If the MergerCo determines that a separate Quebec-registered plan is not required to meet necessary regulatory requirements, it is understood that the Buyer's Quebec DB Plan might be one and the same as the Buyer's Canadian DB Plan, referred to above, and need not be registered in Quebec. Each of such Business Employees shall be enrolled as a member of Buyer's Quebec DB Plan effective on the Closing Date and shall cease to actively participate in and accrue benefits under the Quebec Plan (all such Business Employees are herein called the "Quebec Transferred Participants"). MergerCo shall also cause to be provided a trust fund or other funding arrangement for Buyer's Quebec DB Plan. Buyer's Quebec DB Plan shall provide that for the purposes of vesting and all other purposes required by applicable laws, service by Quebec Transferred Participants recognized under the Quebec Plan shall be recognized as continuous unbroken service for purposes of Buyer's Quebec DB Plan. MergerCo agrees to provide Borden with such documentation and information as it may reasonably require to satisfy itself that Buyer's Quebec DB Plan and the trust fund or other funding arrangement therefore has been properly established, amended or otherwise provided, as applicable, and registered in accordance with this provision.

                      (B) Buyer's Quebec DB Plan shall assume the liabilities under the Quebec Plan relating to the Quebec Transferred Participants together with the liabilities under the Quebec Plan relating to all persons who were employees of the Business (and their spouses, dependents and estates) and who, immediately prior to the Closing Date, have an immediate or future entitlement to benefits under the Quebec Plan as retired or deferred vested members thereof (all assumed liabilities under this clause (B) being referred to as the "Quebec Transferred Going Concern Liabilities" if determined using the going concern assumptions and the "Quebec Transferred Solvency Liabilities" if determined using the solvency assumptions using in either case the actuarial assumptions and methods set out in Schedules 8.7(h)-1 and 8.7(h)-2.

                      (C) Immediately following the Closing Date, but in any event within ninety (90) days thereof, Borden shall cause the actuary for the Quebec Plan to calculate, as of the Closing Date, the Quebec Transferred Going Concern Liabilities and the Quebec Transferred Solvency Liabilities. At the same time, Borden shall cause the actuary for the Quebec Plan to calculate, as of the Closing Date, on the same basis but using employee data from the immediately prior fiscal year end if Borden's actuary determines there has been no significant change therein, the actuarial present value of all the Quebec Plan liabilities which are not being assumed by MergerCo determined on a going concern basis (the "Quebec

Retained Liabilities") the sum of the Quebec Going Concern Transferred Liabilities and the Quebec Retained Liabilities so calculated being referred to as the "Quebec Total Liabilities"). Borden shall also cause to be determined as at the Closing Date, the market value of the investments held in the trust fund for the Quebec Plan together with all other assets including, without limitation, any cash balances and accrued or receivable amounts in respect of the Quebec Plan (collectively the ("Quebec Fund Value").

                      (D) Forthwith upon determination of the Quebec Transferred Liabilities, Quebec Transferred Solvency Liabilities, Quebec Retained Liabilities, Quebec Total Liabilities and Quebec Fund Value, Borden shall report or cause its actuary to report such determinations to MergerCo and its actuary and furnish to each of them such other information and data as may be reasonably requested by them and afford them a period of thirty (30) days (or such longer period as is mutually agreed) to review and indicate their approval of same. If Borden and MergerCo cannot agree on such determinations such determinations shall be referred to and finally determined by such independent actuary as the parties may agree, using the actuarial assumptions and methods set out in
Schedule 8.7(h)-1 and the costs and expenses of such independent actuary shall be borne equally by Borden and MergerCo.

                      (E) Forthwith after such determinations have been made, Borden shall cause the actuary for the Quebec Plan to determine which amount is greater (1) the portion of the Quebec Fund Value that the Quebec Transferred Liabilities is of the Quebec Total Liabilities or (2) the Quebec Transferred Solvency Liabilities. Such greater amount is herein called the "Quebec Transfer Amount". Upon determination of the Quebec Transfer Amount, Borden shall forthwith file with the regulatory authorities all documents and information required to effect the transfer of the Quebec Transfer Amount as herein provided. Notwithstanding the foregoing, if the amount approved by the regulatory authorities for transfer from the Quebec Plan to Buyer's Quebec DB Plan pursuant to this Agreement is different from the Quebec Transfer Amount, the Quebec Transfer Amount shall be deemed for all purposes of this Agreement to be the amount so approved by the regulatory authorities. Written confirmation of any and all required regulatory approvals shall be forwarded by each party to the other forthwith upon receipt.

                      (F) Upon receipt by Borden and MergerCo of such regulatory approvals as may be required, Borden shall cause the funding agent of the Quebec Plan to transfer to the funding agent of Buyer's Quebec DB Plan cash or other assets as selected by Borden equal to the Quebec Transfer Amount, adjusted by the fund rate of return earned by the Quebec Plan from the Closing Date to the date of such transfer (the "Quebec Transfer Date").

                      (G) From the Closing Date to the Quebec Transfer Date, seller on behalf of MergerCo, shall cause the funding agent of the Quebec Plan to pay and record as required, all benefit payments for service accrued prior to the Closing Date relating to the Quebec Transferred Participants and others entitled to payments from the Quebec Plan. The amount of the aforesaid payments and any applicable administrative expenses shall be deducted from the amount required to be transferred hereunder. During this period, Borden will calculate, on



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                                                                               5



behalf of MergerCo, all benefits and other disbursements payable under the Quebec Plan in respect of the Quebec Transferred Liabilities and shall be entitled to deduct from the Quebec Transfer Amount its reasonable administrative costs for so doing.

                      (H) MergerCo shall not take any steps which would result in a wind-up of the Quebec Plan in whole or in part.

                      (iii) The Retirement Plan for Hourly Employees of Sunworthy Wallcovering (the "Sunworthy Plan"):

                      (A) On and after the Closing Date and effective as of the Closing Date, the Borden hereby assigns to MergerCo, and MergerCo hereby assumes from the Borden, all liability and responsibility under and pursuant to the Sunworthy Plan so that the MergerCo at all times after the Closing Date shall be the successor Company thereunder; provided, however, that the Buyer's administrative responsibility to make the actual benefit payments to participants shall become effective only upon the assignment of sponsorship of the Sunworthy Pension Trust (as herein defined) to the MergerCo. The Borden and MergerCo will execute any additional documents which may be necessary, in the reasonable opinion of Borden and MergerCo, to effect this assignment as soon as practicable on or after the Closing Date.

                      (B) On the Closing Date, the Borden hereby assigns to MergerCo, and MergerCo hereby assumes from Borden, all rights, duties and obligations of Borden pursuant to The Borden Company, Limited Sunworthy Participating Trust Agreement dated August 15, 1988, (the "Sunworthy Pension Trust"). Borden and MergerCo shall execute any additional documents which may be necessary, in the reasonable opinion of Borden and MergerCo, to effect the transfer of the sponsorship of the Sunworthy Pension Trust as soon as practicable on or after the Closing Date.

                      (C) Prior to the Closing Date Borden shall direct the Trustee of the Sunworthy Pension Trust to redeem all of the units in the Borden Company, Limited Master Trust Agreement dated August 15, 1988, owned by Sunworthy Pension Trust in cash or securities as determined by Borden.

                      (D) Within sixty (60) consecutive calendar days next following the Closing Date and effective as of the Closing Date, Borden shall cause:

                          (1) The Sunworthy Plan to be amended as may be
necessary to permit such plan to be assumed and adopted by MergerCo and to permit MergerCo to be substituted in place of Borden on and after the Closing Date as the "Company" thereunder, and shall thereafter provide MergerCo with a copy of the Sunworthy Plan as so amended; and

                          (2) Sponsorship of the Sunworthy Pension Trust shall
be assigned to MergerCo as a successor employer to Borden which shall permit MergerCo to assume and adopt the rights, duties, and obligations of the Borden. Within a period of forty-five (45) days following receipt by MergerCo of the amended Sunworthy Plan, MergerCo shall duly



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                                                                               6



execute and adopt the Sunworthy Plan amendment referred to above, and shall adopt such sponsorship of trust agreement. Borden shall pay into the Sunworthy Pension Trust any contributions in respect of current service accrued but not yet paid in respect of all periods of operation of the Sunworthy Plan prior to the Closing Date, as determined by Borden in accordance with Borden's current actuarial and accounting practices and the applicable provisions of the Pension Benefits Act of Ontario. In addition, Borden shall pay any contributions relating to any unfunded liability or solvency deficiency of the Sunworthy Plan, which were due and payable prior to the Closing Date but which were not paid, but Borden shall not be obligated to make any additional contributions to the Sunworthy Pension Trust by reason of any unfunded actuarial liability or solvency deficiency under the Sunworthy Plan.

                      (E) As soon as practicable after the Closing Date, and in any event within sixty (60) days, Borden shall deliver to MergerCo such copies of Borden's applicable records concerning the participants and such copies of any other applicable records of Borden regarding the Sunworthy Plan and the Sunworthy Pension Trust, as MergerCo may reasonably require and request, to the extent that such information is not then already in the possession of MergerCo or any of its representatives.

                      (F) Borden shall be responsible for satisfying any and all governmental reporting and/or disclosure requirements applicable to the Sunworthy Plan and or the Sunworthy Pension Trust with respect to plan years ending prior to the Closing Date, and MergerCo shall be responsible for satisfying any and all such governmental reporting and/or disclosure requirements applicable to the Sunworthy Plan and/or the Sunworthy Pension Trust with respect to plan years ending on or after the Closing Date.

                      (G) As and from the Closing Date, MergerCo shall defend, indemnify, and hold Borden harmless from and against any and all third party suits, demands, and/or claims which may arise under, or on account of, or in connection with, the Sunworthy Plan and the Sunworthy Pension Trust, except to the extent that the same shall arise form any breach of any representation or warranty on the part of the Borden.

                   II. Canadian Defined Contribution Plans. (i) Borden sponsors the following Savings Plans in which Canadian Business Employees participate:

         The Borden Company, Limited Retirement Savings Plan for Salaried Employees, which is a consolidation of The Borden Company, Limited Group Retirement Savings Plan for Salaried Employees; The Borden Company, Limited Deferred Profit Sharing Plan for Salaried Employees; and The Borden Company, Limited Employees Personal Savings Plan for Salaried Employees.

         The Borden Company, Limited Retirement Savings Plan for Hourly Employees, which is a consolidation of The Borden Company, Limited Group Retirement Savings Plan for Hourly Employees; The Borden Company, Limited Deferred Profit Sharing Plan for Hourly Employees; and The Borden Company, Limited Employees Personal Savings Plan for Hourly Employees.

         The Borden Company, Limited Retirement Savings Plan for Union Employees, which is a consolidation of The Borden Company, Limited Group Retirement Savings Plan for Union Employees; The Borden Company, Limited Deferred Profit Sharing Plan for Union Employees; and The Borden Company, Limited Employees Personal Savings Plan for Union Employees.

         (All of the above savings plans being hereinafter collectively referred to as the "Canadian Savings Plans").

                   (ii) As of the Closing Date, each Canadian Business Employee who is accruing benefits under any of the Canadian Savings Plans immediately prior to the Closing Date will cease to participate in and accrue benefits thereunder. Borden will cause the funding agents of the Canadian Savings Plans to transfer out of the Canadian Savings Plans cash and/or assets in kind as determined by Borden equal to the value of each account maintained for the Canadian Business Employees and the plans shall be amended to provide that all transferred employer contributions shall be fully vested.

                   (iii) Subject to the requirement of MergerCo to comply with the terms of any collective agreements, from the Closing Date, for service accrued from and after the Closing Date, MergerCo will provide to the Canadian Business Employees employed by MergerCo comparable benefits to those benefits the Canadian Business Employees were receiving under the Canadian Savings Plans immediately prior to the Closing Date, recognizing service under the Canadian Savings Plans as continuous unbroken service for vesting and all other purposes required by applicable laws.

                                 UNITED KINGDOM

                   I. United Kingdom Pension Plan. (a) Definitions. In this
Schedule 8.7(h) the following words and expressions shall unless the context otherwise requires have the meanings set opposite them:

         "Actuarial Assumptions" - the actuarial methods and assumptions set out in Schedule 8.7(h)-3.

         "Borden's Actuary" - David Carse of Towers Perrin or such other actuary as Borden may for the time being appoint for the purposes of this Schedule 8.7(h).

         "Buyer's Actuary" - [             ] or such other actuary as MergerCo
may for the time being appoint for the purposes of this Schedule 8.7(h).

         "Borden Chemical" - Borden Chemical UK Limited (3104655).

         "Borden Scheme" - the retirement benefits scheme known as The Borden UK Pension Plan which is governed by a Deed dated 3 October 1995.




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                                                                               8



         "Interim Period" - the period commencing on Closing and ending on the UK Transfer Date.

         "New Scheme" - the retirement benefits scheme or personal pension scheme nominated, established or to be established by or at the instance of Borden Chemical or to which Borden Chemical has adhered in accordance with paragraph (ii) of this Schedule 8.7(h).

         "Relevant Members" - those employees of Borden Chemical and Borden Foods who are (A) active members of the Borden Scheme immediately before Closing (whether or not they cease to be active members before the U.K. Transfer Date) or (B) those persons who were formerly employed by Borden Chemical and Borden Foods (and in both cases their dependents) and who are now either (X) entitled to a deferred pension payable from the Borden Scheme or (Y) are in receipt of a pension from the Borden Scheme;

         "U.K. Payment Date"- the date which is seven days after the date on which the U.K. Transfer Amount is either agreed in accordance with paragraph
(ii) of this Schedule 8.7(h) or determined by the Independent Actuary in accordance with paragraph (vii) of this Schedule 8.7(h) or, if later, the date which is seven days after receipt by the trustees of the Borden Scheme of the approval (if required) of the Revenue Authorities to the payment by the trustees of the Borden Scheme of the U.K. Transfer Amount to the trustees of the New Scheme (which approval MergerCo shall use its best endeavors to obtain or be obtained as soon as practicable after the date of this Agreement).

         "U.K. Transfer Amount" - such amount as shall be calculated by: (A) determining at the U.K. Transfer Date the ratio of the total assets of the Borden Scheme (less the value of the assets of the Borden Scheme which relate to money purchase benefits) to the total liabilities of the Borden Scheme (less the value of the liabilities of the Borden Scheme which relate to money purchase benefits), such liabilities being calculated in accordance with the Actuarial Assumptions; (B) applying the ratio calculated in (A) to the value of that part of the Unadjusted U.K. Transfer Amount which is not money purchase in nature;
(C) adjusting the result by the investment return between the U.K. Transfer Date and the U.K. Payment Date on the assets of the Borden Scheme which relate to defined benefits under the Borden Scheme; (D) adding to (C) the value of that part of the Unadjusted U.K. Transfer Amount which is money purchase in nature adjusted to reflect the investment return (positive or negative) on the relevant money purchase accounts in the period from the U.K. Transfer Date up to the last dealing date before the U.K. Payment Date;

         "U.K. Transfer Date" - such date as shall be agreed by Borden and MergerCo.

         "U.K. Transferring Members" - those of the Relevant Members who (whether active members, pensioners or deferred pensioners of the Borden Scheme) become members of the New Scheme with effect on and from the U.K. Transfer Date pursuant to the offer of membership referred to in paragraph (b)(B) below.

         "U.K. Unadjusted Transfer Amount" - such amount as shall be calculated by Buyer's Actuary in accordance with the Actuarial Assumptions and agreed by Borden's Actuary (or in the absence of agreement determined in accordance with paragraph (b)(C)(iv) below as is equal to the aggregate of: (A) in the case of benefits under the Final pay section of the Borden Scheme, the value as at the U.K. Transfer Date as is equal to the aggregate of: (1) the value of the accrued benefits prospectively and contingently payable to and in respect of the U.K. Transferring Members under the Borden Scheme by reference to pensionable service up to the U.K. Transfer Date and final pensionable earnings at that time (making allowance in accordance with the Actuarial Assumptions for projected increases in final pensionable earnings of the U.K. Transferring Members from the U.K. Transfer Date to the assumed date of retirement or earlier death or withdrawal from service); and (2) the value of such guarantees as apply to the U.K. Transferring Members under the Final Pay section of the Borden Scheme; and (3) the value of those benefits under the Final Pay section of the Borden Scheme which are money purchase in nature; and (B) in the case of benefits under the Money Match section of the Borden Scheme, the value as at the U.K. Transfer Date as is equal to the aggregate of:

                          (1) the value of the Member's Interest (as defined
in the Borden Scheme) applicable to the U.K. Transferring Members; and

                          (2) the value of such guarantees as apply to U.K.
Transferring Members under the Money Match section of the Borden Scheme;

                      (b) The New Scheme

                      (A) Borden hereby undertakes that with effect from a date not later than the U.K. Transfer Date Borden Chemical will have nominated or established or adhered to one or more retirement benefits schemes or one or more nominated personal pension scheme shall have been nominated:

                          (1) each of which is approved or capable of
approval under Chapter I or Chapter IV of Part XIV of the Taxes Act; and

                          (2) each of which is a contracted-out scheme or an
appropriate personal pension scheme (as defined in the Pension Schemes Act
1993);

                              (3) to each of which the trustees of the Borden
Scheme can make a transfer or cash and/or assets without prejudicing the approval of the Borden Scheme as an exempt approved scheme.

         Membership of the New Scheme will during the Interim Period be offered to the Relevant Members;

                      (B) Borden undertakes that the offer of membership referred to in paragraph A shall include a request or an invitation to consent to the transfer of benefits from the Borden Scheme to the New Scheme. Such request or invitation to consent shall be in such form and shall include such discharges as the trustees of the Borden Scheme may reasonably require. Borden shall procure (subject to receipt by the trustees of the New Scheme of the U.K. Transfer Amount) that the New Scheme shall provide benefits for and in respect of the U.K. Transferring Members in respect of their pensionable service under the Borden Scheme which are either

                          (1) in the opinion of the trustees of New Scheme
no less favorable overall in value terms than the benefits under the Borden Scheme in respect of the U.K. Transferring Members' pensionable service thereunder up to the U.K. Transfer Date on the terms of the Borden Scheme in force immediately prior thereto; or

                          (2) money purchase benefits such that each U.K.
Transferring Member shall be entitled to an opening credit equal to the part of the U.K. Transfer Amount paid in respect of him.

                      (C) The MergerCo will give its consent to and will procure that Borden Chemical may remain a participating employer under the Borden Scheme in respect of the Relevant Members during the Interim Period on the same terms, including rates of contributions payable, as are in force immediately prior to Closing. MergerCo shall procure that all other participating employers in the Borden Scheme shall participate in the Borden Scheme on the terms (including rates of contributions) as are in force immediately prior to Closing. During the Interim Period Borden will procure that Borden Chemical complies with the obligations on it as a participating employer under the Borden Scheme, such obligations (otherwise than where required by law)( being those which applied to it immediately prior to the commencement of the Interim Period). MergerCo will not appoint or remove any trustee (or any director thereof) of the Borden Scheme during the Interim Period.

         Borden Chemical shall continue to be able to exercise such powers and discretions under the Borden Scheme during the Interim Period as were available to it immediately prior to Closing provided that Borden Chemical shall procure that no action is taken in relation to the Borden Scheme during the Interim Period which results or would result in any additional or increased costs or liabilities to MergerCo or BDPH.

         MergerCo shall procure that no action is taken in relation to the Borden Scheme during the period between Closing and the U.K. Payment Date which results or would result in any additional or increased contributions being required from Borden Chemical or Borden Foods in relation either to the Borden Scheme or the New Scheme or any additional or increased liability in either the Borden Scheme or the New Scheme without Borden's prior written agreement (not to be unreasonably withheld). Where such action is taken, MergerCo will pay to Borden Chemical an amount agreed between Buyer's Actuary and Borden's Actuary as being required to fund the additional contributions or liability.

                   (i) Determination of Transfer Amount. On or immediately after the U.K. Transfer Date, MergerCo shall instruct Buyer's Actuary to calculate the U.K. Transfer Amount and within thirty (30) days after the U.K. Transfer Date to submit his findings to Borden's Actuary for verification and agreement by him. If Borden's Actuary is unable (within thirty (30) days (or such longer period as the parties may agree) of the submission to him of the findings of Buyer's Actuary) to agree the U.K. Transfer Amount as aforesaid the matter shall be referred to an independent actuary pursuant to this Schedule.

                   (ii) Payment of Transfer Amount. (A) The MergerCo shall use its best endeavors to procure that on the U.K. Payment Date the Trustees of the Borden Scheme make a payment to the trustees of the New Scheme of an amount equal to the U.K. Transfer Amount.

                      (B) MergerCo shall procure that all payments to be made (whether to be made by the trustees of the Borden Scheme or otherwise under this paragraph) shall be made in cash unless (in the case of any payment to them) the trustees of the New Scheme shall agree otherwise.

                   (iii) Additional Voluntary Contributions. Any additional voluntary contributions made by the U.K. Transferring Members to Borden's Scheme together with the accrued investment return thereon shall be disregarded for the purposes of determining the U.K.
Transfer Amount.

                   MergerCo shall use its reasonable endeavors to procure that if before the U.K. Payment Date the trustees of the Borden Scheme have not done so that they shall pay or transfer to the trustees of the New Scheme in addition to the U.K. Transfer Amount any sums or policies as at the U.K. Payment Date which under the Borden Scheme relate to the additional voluntary contributions paid by the U.K. Transferring Members.

                   (iv) Disputes. Any disputes between Borden's Actuary and Buyer's Actuary concerning the calculation of the U.K. Transfer Amount in accordance with this Schedule 8.7(h) and/or the Actuarial Assumptions or any other matter of an actuarial nature shall, in the absence of agreement between them, be referred to an independent actuary agreed by Borden and MergerCo or, failing such agreement within 14 days of one party calling upon the other in writing so to agree, appointed by the President for the time being of the institute of Actuaries. Any such independent actuary shall reach his decision on the basis of the provisions of this Schedule 8.7(h) and the Actuarial Assumptions and shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding upon Borden and MergerCo. The charges and expenses of the independent actuary in respect of any such reference shall be borne equally by Borden and MergerCo.

                                    EXHIBIT C


                   The opinion of Jones, Day, Reavis & Pogue referred to in
Section 9.2(i) of the accompanying Agreement will be substantially to the effect set forth in the first and second sentences of Section 7.1, the first and second sentences of Section 7.2 and the third sentence of Section 7.2 (but only as to MergerCo's certificate of incorporation or by-laws or other constituent documents of MergerCo) and will be subject to such limitations and qualifications as are customary for such opinions.

                                    EXHIBIT D


                   The opinion of the General Counsel or Assistant General Counsel of Borden referred to in Section 9.3(k) of the accompanying Agreement will be substantially to the effect set forth in the first and second sentences of Section 6.1, the first and second sentences of Section 6.2, the third sentence of Section 6.2 (but only as to the certificate of incorporation or by-laws or other constituent documents of Borden or any subsidiary) and the first sentence of Section 6.3 and will be subject to such limitations and qualifications as are customary for such opinions.